Exhibit 10.74

PARTICIPATION AGREEMENT

This Participation Agreement, dated as of December 6, 2000 (as amended, modified, extended, supplemented, restated and/or replaced from time to time, this "Agreement"), is by and among Lam Research Corporation, a Delaware corporation (the "Lessee" or the "Guarantor"); the Cushing 2000 Trust, a Delaware business trust (the "Trust," "Borrower" or "Lessor"); Wilmington Trust Company, a banking corporation organized under the laws of the State of Delaware ("Wilmington Trust Company"); Wilmington Trust FSB, a federal savings bank (together with Wilmington Trust Company, the "Trust Companies"); Scotiabanc Inc., a Delaware corporation, and the various banks and other lending institutions which are parties hereto from time to time as holders of certificates issued with respect to the Cushing 2000 Trust (subject to the definition of Holders in Annex A hereto, individually, a "Holder" and collectively, the "Holders"); The Bank of Nova Scotia and the various banks and other lending institutions which are parties hereto from time to time as lenders (subject to the definition of Lenders in Annex A hereto, individually, a "Lender" and collectively, the "Lenders"); and The Bank of Nova Scotia, as the administrative agent for the Lenders and with respect to the Security Documents, as agent for the Lenders and the Holders, to the extent of their interests (in such capacity, the "Agent"). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Annex A hereto.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

  THE LOANS.

  Subject to the terms and conditions of this Agreement and the other Operative Agreements and in reliance on the representations and warranties of each of the parties hereto contained herein or made pursuant hereto, the Lenders have agreed to make Loans to the Trust from time to time in an aggregate principal amount of up to the aggregate amount of the Commitments of the Lenders in order for the Trust to acquire the Property and for the other purposes described herein, and in consideration of the receipt of proceeds of the Loans, the Trust will issue the Notes. The Loans shall be made and the Notes shall be issued pursuant to the Credit Agreement. Pursuant to Section 5 of this Agreement and Section 2 of the Credit Agreement, the Loans will be made to the Trust at the request of the Lessee to acquire the Property, in consideration for the Lessee agreeing pursuant to the Lease to lease the Property. The Loans and the obligations of the Trust under the Credit Agreement shall be secured by the Collateral.

  HOLDER ADVANCES.

    Subject to the terms and conditions of this Agreement and the other Operative Agreements, and in reliance on the representations and warranties of each of the parties hereto contained herein or made pursuant hereto, each Holder shall make an advance of immediately available funds (a "Holder Advance") on a pro rata basis to the Trust, based on such Holder's percentage commitment set forth on Schedule 2.1 attached hereto (the "Holder Commitment"), provided, that Agent shall have received a Requisition from Lessee in accordance with Section 5 hereof. The aggregate amount of all Holder Advances shall be four percent (4%) of the amount of all Advances requested; provided, that no Holder shall be obligated to make any Holder Advance in excess of its pro rata share of the Available Holder Commitment. The aggregate amount of Holder Advances shall not exceed the aggregate amount of the Holder Commitments. No prepayment or any other payment with respect to any Advance shall be permitted such that the Holder Advances equal less than four percent (4%) of the outstanding amount of the Advances; except in connection with termination or expiration of the Term, or in connection with the exercise of remedies relating to the occurrence of a Lease Event of Default. To the extent the Trust, in its capacity as Borrower under the Credit Agreement, shall have elected to terminate or reduce the amount of the Lender Commitment pursuant to Section 2.4 of the Credit Agreement, a pro rata election shall be deemed to have been made with respect to the Holder Commitment. On any date on which the Lender Commitment shall be reduced to zero as a result of a Credit Agreement Event of Default, the Holder Commitment shall automatically be reduced to zero and the Trust shall prepay the Holder Advances in full, together with accrued but unpaid Holder Yield thereon and all other amounts owing under the Certificates.

    The representations, warranties, covenants and agreements of the Holders herein and in the other Operative Agreements are several, and not joint or joint and several.

  SUMMARY OF TRANSACTIONS.

    Operative Agreements. On the Closing Date, each of the respective parties hereto and thereto shall execute and deliver this Agreement, the Lease, the Credit Agreement, the Notes, the Trust Agreement, the Certificates, the Pledge Agreement, the Deed of Trust and such other documents, instruments, certificates and opinions of counsel as agreed to by the parties hereto.

    Property Purchase. On the Funding Date and subject to the terms and conditions of this Agreement (a) the Holders will each make a Holder Advance in accordance with Sections 2 and 5 of this Agreement and the terms and provisions of the Trust Agreement; (b) the Lenders will each make Loans in accordance with Sections 1 and 5 of this Agreement and the terms and provisions of the Credit Agreement; (c) the Trust will purchase and acquire good and marketable title to the Land and Improvements identified by the Lessee pursuant to a Deed or Deeds, and grant the Agent a lien on such Property by execution of the required Security Documents; (d) the Lessee and the Lessor shall execute and deliver separate Lease Supplements relating to the Land and the Improvements; and (e) the Term shall commence with respect to the Land and the Improvements.

    Interest on Loans.

      Each Loan shall accrue interest computed and payable in accordance with the terms of the Credit Agreement. Each Loan shall become due and payable at the dates and times provided under the Credit Agreement.

      The Lessor shall distribute, in accordance with Section 13, the Lender Basic Rent and all other amounts due with respect to the Loans paid to the Lessor by the Lessee under the Lease from time to time.

    Yield on Holder Certificates.

      The amount of the Holder Advances outstanding from time to time shall accrue yield ("Holder Yield") at the Yield Rate, calculated using the actual number of days elapsed and, when the Yield Rate is based on the Adjusted LIBOR, a 360-day year basis and, if calculated at the ABR, a 360-day year basis if the ABR is calculated at the Federal Funds Effective Rate, and a 365-, or, if applicable, 366-, day year basis if the ABR is calculated at the Base Rate.

      Each Holder shall receive its pro rata portion of the Holder Yield on Holder Advances from the Trust Estate. Payment of Holder Yield to each Holder shall be made on each Scheduled Interest Payment Date, or as otherwise provided herein, in the Trust Agreement, or in the Credit Agreement. If not repaid sooner, the outstanding aggregate Holder Advances shall be due in full on the Maturity Date. On the Maturity Date, the Trust shall pay to each Holder its portion of the Holder Advances then due, together with all accrued but unpaid Holder Yield and all other amounts due to such Holder from the Trust.

      The calculation of Holder Yield shall be made by the Agent, such calculation being conclusive and binding on the Trust and the Holders in the absence of manifest error. The Agent shall distribute, in accordance with Section 13, the Lessor Basic Rent and all other amounts due with respect to the Holder Advances paid to the Agent by the Lessee under the Lease or the other Operative Agreements from time to time.

      If all or any portion of the Holder Advances, any Holder Yield payable thereon, or any other amount payable hereunder shall not be paid when due (whether at stated maturity, acceleration thereof or otherwise), such overdue amount shall, without limiting the rights of the Holders under any Operative Agreement, bear interest at a rate per annum equal to the Overdue Rate, in each case from the date of nonpayment until paid (whether before or after judgment). Upon the occurrence, and during the continuance of an Event of Default, the amount of, and, to the extent permitted by law, interest on (or Holder Yield on) the Holder Advances and any other amounts owing hereunder or under the other Operative Agreements shall bear interest, payable on demand, at a per annum rate equal to the Overdue Rate.

    Interest Period Selection Elections. By delivering an Interest Period Selection Notice to the Trust and Agent with respect to Holder Advances and Loans, respectively, the Lessee may from time to time during the Term irrevocably select, on not less than three (3) nor more than five (5) Business Days' notice (other than the initial Interest Period with respect to the Advance to be made on the Closing Date, where such Advance is to bear interest at a rate equal to the ABR and notice may be given on the Closing Date), the duration for the next succeeding Interest Period; provided, however, that (a) in the absence of a delivery of an Interest Period Selection Notice with respect to any Loan or Holder Advance at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, the Lessee shall be deemed to have selected that such Loan or Holder Advance have an Interest Period of one month, (b) each such selection shall be prorated among the applicable outstanding Loans and Holder Advances of all Financing Parties and (c) the outstanding Loans and Holder Advances may not be apportioned into more than three (3) separate Interest Periods at any one time. Each Interest Period Selection Notice so delivered or deemed delivered by the Lessee shall be deemed an effective election by the Borrower of the method for computing interest on the Loans under the Credit Agreement.

    Prepayments.

      Voluntary Prepayments. The Lessee shall have the right to prepay an amount equal to the aggregate outstanding Land and/or Improvements Balance in whole, but not in part, pursuant to the exercise of the purchase options permitted under the Lease without premium or penalty.

      Mandatory Prepayments. If at any time the sum of the aggregate amount of outstanding Loans and Holder Advances shall exceed the Aggregate Commitment Amount, the Lessee shall immediately make payment on the Loans or Holders Advances in an amount sufficient to eliminate such excess. Payments required to be made hereunder shall be applied first to ABR Loans or ABR Holder Advances and second to LIBOR Loans or LIBOR Holder Advances in direct order of their Interest Period maturities.

      Notice. The Lessee will provide irrevocable notice to the Agent of any prepayment of Loans or Holder Advances at least three (3) Business Days prior to the date of prepayment.

  THE CLOSING.

  All documents and instruments required to be delivered on the Closing Date shall be delivered at the offices of Cooley Godward LLP, Palo Alto, California or at such other location as may be determined by the Trust, the Agent and the Lessee.

  FUNDING OF ADVANCES; PLEDGED COLLATERAL.

    General. To the extent funds have been made available to or advanced to the Borrower as Loans by the Lenders and as Holder Advances by the Holders, the Trust will use such funds from time to time in accordance with the terms and conditions of this Agreement and the other Operative Agreements (i) at the direction of the Lessee to acquire the Property in accordance with the terms of this Agreement and (ii) to pay Transaction Expenses; and (iii) to pay all other Project Costs.

    Procedures for Funding.

      The Lessee shall designate the date for Advances hereunder in accordance with the terms and provisions hereof which date shall not be earlier than three (3) Business Days following the Lessee's delivery to Agent of a Requisition in the form of Exhibit A hereto with respect to any such Advance; provided, however, it is understood and agreed that with respect to the Advance to be made on the Funding Date, such Advance is to bear interest at a rate equal to the ABR and notice may be given on the Funding Date.

      Each Requisition shall: (i) be irrevocable, (ii) request funds in an amount that is not in excess of the total aggregate amount of the Available Commitments at such time, and (iii) request that the Holders make Holder Advances and that the Lenders make Loans to the Trust for the payment of Transaction Expenses, Property Acquisition Costs or other Property Costs that have previously been incurred or are to be incurred on the date of such Advance to the extent such were not subject to a prior Requisition, in each case as specified in the Requisition.

      Subject to the satisfaction of the conditions precedent set forth in Section 6.1, (i) the Lenders shall make Loans based on their respective Lender Commitments to the Borrower in an aggregate amount equal to ninety-six percent (96%) of the amount specified in any Requisition plus any additional amount of Transaction Expenses as referenced in Sections 8.1(a) and 8.1(b) and any additional amount respecting any indemnity payment as referenced in Section 12.6, unless any such funding of Transaction Expenses or any indemnity payment is declined in writing by each Lender and each Holder (such decision to be in the sole discretion of each Lender and each Holder) up to an aggregate principal amount equal to the aggregate of the Available Lender Commitments; (ii) the Holders shall make Holder Advances based on their respective Holder Commitments in an aggregate amount equal to four percent (4%) of the amount specified in such Requisition plus any additional amount of Transaction Expenses as referenced in Sections 8.1(a) and 8.1(b) and any additional amount respecting any indemnity payment as referenced in Section 12.6, unless any such funding of Transaction Expenses or any indemnity payment is declined in writing by each Lender and each Holder (such decision to be in the sole discretion of each Lender and each Holder), up to an aggregate amount equal to the aggregate of the Available Holder Commitments; and (iii) the total amount of such Loans and Holder Advances made on such date shall (x) be used by the Trust to pay Project Costs including Transaction Expenses or (y) be advanced by the Trust on the date of such Advance to the Lessee to pay Property Costs, as applicable. Notwithstanding that the Operative Agreements state that Advances shall be directed to the Trust, each Advance shall in fact be directed to the Lessee (for the benefit of the Trust) and applied by the Lessee (for the benefit of the Trust) pursuant to the requirements imposed on the Trust under the Operative Agreements.

      All Operative Agreements which are to be delivered to the Trust, the Agent, the Lenders or the Holders shall be delivered to the Agent, on behalf of the Trust, the Agent, the Lenders or the Holders, and such items (except for Notes, certificates, bills of sale, and chattel paper originals, with respect to which in each case there shall be only one original) shall be delivered with originals sufficient for the Trust, the Agent, each Lender and each Holder. All other items which are to be delivered to the Trust, the Agent, the Lenders or the Holders shall be delivered to the Agent, on behalf of the Trust, the Agent, the Lenders or the Holders, and such other items shall be held by the Agent. To the extent any such other items are requested in writing from time to time by the Trust, any Lender or any Holder, the Agent shall provide a copy of such item to the party requesting it.

      Notwithstanding the completion of any closing under this Agreement pursuant to Sections 6.1 or 6.2, each condition precedent in connection with any such closing may be subsequently enforced by the Agent (unless such has been expressly waived in writing by the Agent).

    Allocation of Advances Between Land and Improvements. In the event the Fair Market Sales Value of the Land leased pursuant to the Lease as set forth in the Appraisal is greater than twenty-five percent of the aggregate Fair Market Sales Value of the Property as set forth in the Appraisal, Lessor shall determine a separate Project Cost for each of the Land and Improvements, and Lessee shall execute and deliver a separate Lease Supplement for each of the Land and Improvements.

    Pledged Collateral.

      Mandatory Pledged Collateral. If as of the last day of any Fiscal Quarter (i) the Lessee's EBITDA equals an amount less than $200,000,000, or (ii) the Lessee's Cash Balance equals an amount less than $200,000,000, provided, that if as of the date six (6) months prior to the Maturity Date, the Lessee has not refinanced the Subordinated Notes, there shall be deducted from the Cash Balance at all times thereafter the principal amount of such outstanding Subordinated Notes in determining the Cash Balance under this clause (ii), then (x) in the case of clause (i), on or before the third Business Day (or if such date is not a Business Day, the next succeeding Business Day) (the "Deposit Date") following the date on which financial statements are delivered pursuant to Section 9.3(b)(i) or (ii) hereof until the third Business Day following the date on which financial statements are delivered pursuant to Section 9.3(b)(i) or (ii) hereof for the Fiscal Quarter when the Lessee shall satisfy such tests, and (y) in the case of clause (ii), on such specified date (also, a "Deposit Date") for so long as any Obligations remain outstanding or until the third Business Day following the date on which financial statements are delivered pursuant to Section 9.3(b)(i) or (ii) hereof for the second consecutive Fiscal Quarter when the Lessee shall satisfy such tests, the Lessee shall deliver Pledged Collateral to the Collateral Agent in an amount equal to 100% of the aggregate outstanding Advances. Thereafter, the Lessee covenants to maintain the Value of the Pledged Collateral at a level equal to 100% of the aggregate outstanding Advances, and within two (2) Business Days after receipt of notice from the Collateral Agent that the Value of the Pledged Collateral is less than 100% of the aggregate outstanding Advances, the Lessee shall be obligated to deliver a portion of the Pledged Collateral in an amount required to maintain the Value of the Pledged Collateral at a level equal to 100% of the aggregate outstanding Advances. Each such deposit (collectively, the "Pledge") shall be the property of the Collateral Agent and shall be held and administered in accordance with the Pledge Agreement.

      Optional Pledged Collateral. Notwithstanding the requirements of Section 5.4(a), from time to time, the Lessee may make a deposit of additional Pledged Collateral to the Collateral Agent in an amount equal to not less than 100% of the aggregate outstanding Advances in order to have a lower Applicable Margin apply to the outstanding Advances. In order to maintain a lower Applicable Margin, the Lessee covenants to maintain the Value of the Pledged Collateral at a level equal to 100% of the aggregate outstanding Advances, and within two (2) Business Days after receipt of notice from the Collateral Agent that the Value of the Pledged Collateral is less than 100% of the aggregate outstanding Advances, the Lessee shall deliver a portion of Pledged Collateral in an amount required to maintain the Value of the Pledged Collateral at a level equal to 100% of the aggregate outstanding Advances. Each such deposit shall constitute part of the Pledge, shall be the property of the Collateral Agent and shall be held and administered in accordance with the Pledge Agreement.

  CONDITIONS OF THE CLOSING AND ADVANCES.

    General Conditions to the Closing Date. The Closing Date is subject to the satisfaction, immediately prior to or concurrently therewith, of the following conditions precedent:

      Operative Agreements. Each of the Operative Agreements entered into on the Closing Date or subsequently shall have been duly authorized, executed, acknowledged and delivered by the parties thereto and shall be in full force and effect, and no Default shall exist thereunder (both before and after giving effect to the transactions contemplated by the Operative Agreements), and the Agent, Lenders, Holders and Lessor shall have received a fully executed copy of each of the Operative Agreements.

      Taxes. All taxes, fees and other charges in connection with the execution, delivery, and, where applicable, recording, filing and registration of the Operative Agreements shall have been paid or provisions for such payment shall have been made to the reasonable satisfaction of the Agent and the Lessor.

      Governmental Approvals. All necessary (or, in the reasonable opinion of the Agent, the Lessor and their respective counsel, advisable) Governmental Actions shall have been obtained or made and be in full force and effect.

      Litigation. No action or proceeding shall have been instituted before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority (i) to set aside, restrain, enjoin or prevent the full performance of this Agreement, any other Operative Agreement or any of the transactions contemplated hereby or thereby or (ii) other than as set forth on Schedule 7.3, which is reasonably likely to have a Material Adverse Effect.

      Legal Requirements. In the opinion of the Agent, the Lessor and their respective counsel, the transactions contemplated by the Operative Agreements do not and will not violate in any material respect any Legal Requirements and do not and will not subject the Lenders, the Holders or the Lessor to any adverse regulatory prohibitions or constraints.

      Corporate Proceedings of the Lessee. The Agent and the Lessor shall have received a copy of the resolutions or minutes, in form and substance reasonably satisfactory to the Agent and the Lessor, of the Board of Directors of the Lessee authorizing the execution, delivery and performance of this Agreement and the other Operative Agreements to which it is a party, certified by the Secretary or an Assistant Secretary of the Lessee as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Agent and the Lessor and shall state that the resolutions or minutes thereby certified have not been amended, modified, revoked or rescinded.

      Lessee Incumbency Certificate. The Agent and the Lessor shall have received a certificate of the Lessee, dated the Closing Date, as to the incumbency and signature of the officers of the Lessee executing any Operative Agreement reasonably satisfactory in form and substance to the Agent and the Lessor, executed by the Secretary or any Assistant Secretary of the Lessee.

      Lessee's Officer's Certificate. The Agent and the Lessor shall each have received a Certificate of the President or any Vice President of the Lessee, dated as of the Closing Date, stating that (i) each and every representation and warranty of the Lessee contained in the Operative Agreements to which it is a party is true and correct on and as of the Closing Date; (ii) no Default or Event of Default has occurred and is continuing under any Operative Agreement; (iii) each Operative Agreement to which the Lessee is a party is in full force and effect with respect to it; and (iv) the Lessee has duly performed and complied with all covenants, agreements and conditions contained herein or in any Operative Agreement required to be performed or complied with by it on or prior to the Closing Date.

      Good Standing. The Agent and the Lessor shall have received (i) Certificates of the Secretaries of State of the State of Delaware and the State of California dated as of a recent date stating that the Lessee is a corporation in good legal standing under the laws of such states, and (ii) Certificates of the Franchise Tax Boards of the State of Delaware and the State of California dated as of a recent date stating that the Lessee is in good standing under the laws of such states.

      Lessee's Corporate Documents. The Agent and the Lessor shall have received true and complete copies of the certificate or articles of incorporation and bylaws of the Lessee, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Lessee.

      Consents, Licenses and Approvals. The Agent and the Lessor shall have received a certificate of the President or a Vice President of the Lessee stating that any consents, licenses and filings required to consummate the transaction contemplated by this Agreement are in full force and effect, and each such consent, authorization and filing shall be in form and substance reasonably satisfactory to the Agent and the Lessor.

      Legal Opinion. The Agent and the Lessor shall have received the executed legal opinion of Heller Ehrman White & McAuliffe LLP, special counsel to the Lessee.

      Environmental Audit.

          The Lessor and the Agent shall have received not less than ten (10) days prior to the Funding Date an Environmental Audit with respect to the Property being acquired on the Funding Date, prepared by the Environmental Engineer, and the results of the Environmental Audit shall be in form and substance satisfactory to the Lessor and the Agent; and

          the Lessor and the Agent shall have received letters from the Environmental Engineer stating, among other things, that the Agent, the Lenders, the Holders and the Lessor may rely in all respects on the Environmental Audit and other environmental reports with respect to the Property which have been prepared by such firm as if they were addressed to them.

      Survey. The Lessor and the Agent shall have received, and the Title Company shall have received, a survey of the Property being acquired on the Funding Date, certified to the Lessor and the Title Company in a manner satisfactory to them, dated as of a date within three (3) months of the Funding Date, by an independent professionally licensed land surveyor satisfactory to the Lessor, which survey shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1999, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such survey the following: (i) the locations on such Property of all the buildings, structures and other improvements, if any, and the established building setback lines; (ii) the lines of streets abutting such Property; (iii) all access and other easements appurtenant to such Property; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting such Property, whether recorded, apparent from a physical inspection of the Property or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building, structures and improvements on such Property; and (vi) if such Property is described as being on a filed map, a legend relating the survey to said map.

      Appraisal. The Lessor and the Agent shall have received an Appraisal of the Property, which Appraisal shall show as of the Funding Date the Fair Market Sales Value of the Property, and meet the other applicable requirements set forth in the definition of the term "Appraisal" contained in Annex A.

      Lien Searches. The Lessor and the Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Lessor and the Agent, of the Uniform Commercial Code, judgement and tax lien filings which may have been filed in State of California with respect to personal property of the Lessee, and the results of such search shall be satisfactory to the Lessor and the Agent.

      Representations. The representations and warranties of the Lessee and the Lessor contained herein and in each of the other Operative Agreements shall be true and correct.

      Performance of Agreements. The parties hereto and thereto shall have performed their respective agreements to be performed on or prior to the Closing Date contained herein and in the other Operative Agreements on or prior to the Closing Date.

      Fees. The Lessor and the Holders and the Agent and the Lenders shall have received the fees pursuant to the Fee Letter.

      Lessor Certificate. The Agent shall have received a certificate, executed by each Trust Company on behalf of the Lessor, dated as of the Closing Date in such form as is acceptable to the Agent, stating that (i) each and every representation and warranty of the Lessor contained in the Operative Agreements to which it is a party is true and correct on and as of the Closing Date, (ii) each Operative Agreement to which it is a party is in full force and effect with respect to it, and (iii) Lessor has duly performed and complied with all covenants, agreements and conditions contained herein or in any Operative Agreement required to be performed or complied with by it on or prior to the Closing Date.

      Trust Company Certificates. The Agent shall have received from each Trust Company (i) a certificate of the Secretary, an Assistant Secretary, Trust Officer or vice president of the Trust Company in such form as is acceptable to the Agent, attaching and certifying as to (A) the signing resolutions duly authorizing the execution, delivery and performance by such Trust Company of each of the Operative Agreements to which it is or will be a party, (B) such Trust Company's articles of association or other equivalent charter documents, and its bylaws, as the case may be, certified as of a recent date by an appropriate officer of such Trust Company, and (C) the incumbency and signature of persons authorized to execute and deliver on such Trust Company's behalf the Operative Agreements to which it is a party, and (ii) a good standing certificate from the Office of the Comptroller of the Currency.

      Lessor Legal Opinion. Counsel for the Lessor acceptable to the Agent shall have issued to the Lessee, the Holders, the Lenders and the Agent its opinion in such form as is reasonably acceptable to the Agent.

    Conditions to Lenders' and Holders' Obligations to Make Loans and Holder Advances. The agreement of each Lender to make the Loans to the Borrower, and of the Holders to make the Holder Advances is further subject to the satisfaction, immediately prior to or concurrently with the making of such Loans and Holder Advances, of the following conditions precedent:

      Title. Title to the Property being acquired on the Funding Date shall conform to the representations and warranties set forth in Section 7.3(w).

      Title Insurance.

      The Lessor shall have received an owner's title policy, or marked up unconditional binder for such insurance, dated the Funding Date, for the Property being acquired on the Funding Date, insuring the Lessor that the Lien of the Lease is a first and primary Lien in the Lessee's interest in the Improvements and the Land; and the Lessor shall have received evidence reasonably satisfactory to it that all premiums in respect of such policy have been paid or provision made therefor.

        The Agent shall have received with respect to the Deed of Trust a mortgage title policy or marked up unconditional binder for such insurance dated the Funding Date; such policies shall (i) be in an amount equal to the aggregate amount of the Commitments (with a pending disbursements clause); (ii) be issued at ordinary rates; (iii) insure that the Deed of Trust insured thereby creates a valid first Lien on the Lessor's interest in the Lease and in the fee title to the Property, free and clear of all defects and encumbrances, except Permitted Exceptions; (iv) name the Agent for the benefit of the Lenders as the insured thereunder; (v) be in the form of ALTA Loan Policy - 1992; (vi) contain such endorsements and affirmative coverage as the Agent may reasonably request; and (vii) be issued by the Title Company; and the Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of such policy, and all charges for mortgage recording tax with respect to the Deed of Trust have been paid or provision made therefor.

      Title Documents. The Lessor shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policies referred to above.

      Insurance. The Lessor and the Agent shall have received evidence in form and substance satisfactory to them that all of the requirements of Article 14 of the Lease shall have been satisfied.

      Lease. The Lessor and the Agent shall have received each Lease Supplement, executed by the Lessee, and assuming proper recordation of each Memorandum of Lease, each Lease shall constitute a valid and perfected first lien on the Land and the Improvements, subject only to Permitted Exceptions.

      Actions to Perfect Liens. The Lessor shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Lessor and the Agent, desirable to perfect the Liens created by the Security Documents shall have been completed.

      Bringdown Certificate. The Lessor and the Agent shall have received an Officer's Certificate on behalf of the Lessee dated as of the Funding Date (if different from the Closing Date) stating that (i) the representations and warranties of the Lessee contained herein and in each of the other Operative Agreements are true and correct in all material respects as of the Funding Date as though made as of the Funding Date, and (ii) no Default or Event of Default has occurred and is continuing.

      Performance of Agreements. The parties hereto and thereto shall have performed their respective agreements contained herein and in the other Operative Agreements on or prior to such Funding Date.

    Restrictions on Liens. On the date the Property is either sold to a third party in accordance with the terms of the Operative Agreements or, pursuant to Section 22.1(a) of the Lease Agreement, retained by the Lessor, the Lessee shall cause such Property to be free and clear of all Liens (other than Lessor Liens and such other Liens that are expressly set forth as title exceptions on the title commitment issued under Section 6.2(b) with respect to such Property, to the extent such title commitment has been approved by the Agent).

    Payments. All payments of principal, interest, Holder Advances, Holder Yield and other amounts to be made by the Lessee under this Agreement or any other Operative Agreement (excluding Excepted Payments which shall be paid directly to the party to whom such payments are owed) shall be made in Dollars and in immediately available funds, without setoff, deduction, or counterclaim, to the Agent at the address set forth on Schedule 6.4 hereto. Subject to the definition of "Interest Period" in Annex A attached hereto, whenever any payment under this Agreement or any other Operative Agreement shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time in such case shall be included in the computation of interest, Holder Yield and fees payable pursuant to the Operative Agreements, as applicable and as the case may be.

  REPRESENTATIONS AND WARRANTIES.

    Representations and Warranties of the Trust Companies. Effective as of the Closing Date and the date of each Advance, each Trust Company represents and warrants to each of the other parties hereto as follows:

      Wilmington Trust Company is a banking corporation organized under the laws of the State of Delaware and Wilmington Trust FSB is a federal savings bank, each duly organized and validly existing and in good standing under the laws of the State of Delaware and the United States of America, as applicable, and each has the power and authority to enter into and perform its obligations under the Trust Agreement and (assuming due authorization, execution and delivery of the Trust Agreement by the Holders) each has the corporate and trust power and authority to act as a trustee and to enter into and perform the obligations under each of the other Operative Agreements to which it is or will be a party, and each other agreement, instrument and document to be executed and delivered by it on or before the Closing Date in connection with or as contemplated by each such Operative Agreement to which such Trust Company is or will be a party;

      The execution, delivery and performance of each Operative Agreement to which it is or will be a party has been duly authorized by all necessary action on its part and neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by it with any of the terms and provisions thereof (i) does or will require any approval or consent of any trustee or holders of any of its indebtedness or obligations, (ii) does or will contravene any Legal Requirement relating to its banking or trust powers, (iii) does or will contravene or result in any breach of or constitute any default under, (A) its charter or bylaws, or (B) any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement or other agreement or instrument to which it is a party, which contravention, breach or default under clause (B) would materially and adversely affect its ability to perform its obligations under the Operative Agreements to which it is a party or (iv) does or will require any Governmental Action by any Governmental Authority regulating its banking or trust powers;

      This Agreement and each other Operative Agreement to which it is or will be a party, if any, have been, or on or before such Closing Date will be, duly executed and delivered by it, and the Trust Agreement constitutes, or upon execution and delivery will constitute, a legal, valid and binding obligation enforceable against it in accordance with the terms thereof;

      There is no action or proceeding pending or, to its knowledge, threatened to which it is or will be a party before any Governmental Authority that, if adversely determined, would materially and adversely affect its ability to perform its obligations under the Operative Agreements to which it is a party or would question the validity or enforceability of any of the Operative Agreements to which it is or will become a party;

      Each Trust Company's principal place of business and chief executive office are located at:

        In the case of Wilmington Trust Company:

        Rodney Square North

        1100 North Market Street

        Wilmington, DE 19890-0001

        In the case of Wilmington Trust FSB:

    100 Wilshire Boulevard, Suite 1230

    Santa Monica, CA 90401

    (f) All documents, accounts and records relating to the transactions contemplated by this Agreement and the other Operative Agreements shall be located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware, 19890- 0001.

    Representations and Warranties of the Borrower. The Borrower represents and warrants to each of the other parties hereto as of the Closing Date and the Funding Date as follows:

      It is a business trust and is duly formed and validly existing and in good standing under the laws of the State of Delaware and has the power and authority to enter into and perform its obligations under the Operative Agreements to which it is a party and (assuming due authorization, execution and delivery of the Trust Agreement by the parties thereto) has the trust power and authority to enter into and perform the obligations under each of the other Operative Agreements to which it is or will be a party, and each other agreement, instrument and document to be executed and delivered by it on or before the Closing Date in connection with or as contemplated by each such Operative Agreement to which it is or will be a party;

      The execution, delivery and performance of each Operative Agreement to which it is or will be a party (assuming due authorization, execution and delivery of the Trust Agreement by the parties thereto) has been duly authorized by all necessary action on its part and neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by it with any of the terms and provisions thereof (i) does or will require any approval or consent of any trustee or holders of any of its indebtedness or obligations, (ii) does or will contravene any Legal Requirement relating to its trust powers, (iii) does or will contravene or result in any breach of or constitute any default under, or result in the creation of any Lien upon any of its property under, (A) the Trust Agreement or Certificate of Trust, or (B) any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement or other agreement or instrument to which it is a party or by which it or its properties may be bound or affected, which contravention, breach, default or Lien under clause (B) would materially and adversely affect its ability to perform its obligations under the Operative Agreements to which it is a party or (iv) does or will require any Governmental Action by any Governmental Authority regulating its trust powers;

      The Trust Agreement and, assuming the Trust Agreement is the legal, valid and binding obligation of the parties hereto, each other Operative Agreement to which the Borrower is or will be a party have been, or on or before such Closing Date will be, duly executed and delivered by it, and each Operative Agreement to which it is a party constitutes, or upon execution and delivery will constitute, a legal, valid and binding obligation enforceable against it in accordance with the terms thereof;

      There is no action or proceeding pending or, to its knowledge, threatened to which it is or will be a party before any Governmental Authority that, if adversely determined, would materially and adversely affect its ability to perform its obligations under the Operative Agreements to which it is a party or would question the validity or enforceability of any of the Operative Agreements to which it is or will become a party;

      It has not assigned or transferred any of its right, title or interest in or under the Lease or its interest in the Property or any portion thereof, except in accordance with the Operative Agreements;

      No Default or Event of Default under the Operative Agreements attributable to it has occurred and is continuing;

      Except as otherwise contemplated in the Operative Agreements, the proceeds of the Loans and Holder Advances shall not be applied by it for any purpose other than the purchase and/or lease of the Property and the payment of Transaction Expenses and the fees, expenses and other disbursements referenced in Sections 8.1(a) and 8.1(b) of this Agreement;

      Neither it nor any Person authorized by it to act on its behalf has offered or sold any interest in the Trust Estate or the Notes, or in any similar security relating to the Property, or in any security the offering of which for the purposes of the Securities Act would be deemed to be part of the same offering as the offering of the aforementioned securities to, or solicited any offer to acquire any of the same from, any Person other than, in the case of the Notes, the Agent, and neither it nor any Person authorized by it to act on its behalf will take any action which would subject, as a direct result of such action alone, the issuance or sale of any interest in the Trust Estate or the Notes to the provisions of Section 5 of the Securities Act or require the qualification of any Operative Agreement under the Trust Indenture Act of 1939, as amended;

      The principal place of business, chief executive office and office where the documents, accounts and records relating to the transactions contemplated by this Agreement and the other Operative Agreements are located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware, 19890-0001;

      It is not engaged principally in, and does not have as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States), and no part of the proceeds of the Loans or the Holder Advances will be used by it to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System of the United States;

      The Property is free and clear of all Lessor Liens attributable to it;

      It is not (i) an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act, or (ii) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935; and

      It is not a party to any documents, instruments or agreements other than the Operative Agreements executed by it.

    Representations and Warranties of the Lessee. Subject to Schedule 7.3 hereto, the Lessee represents and warrants to each of the other parties hereto as of the Closing Date and the Funding Date as follows:

      Organization; Powers. Each of the Lessee and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (iv) has the power and authority to execute, deliver and perform its obligations under each of the Operative Agreements and each other agreement or instrument contemplated thereby to which it is or will be a party.

      Authorization. The execution, delivery and performance by the Lessee of each of the Operative Agreements to which it is a party (i) have been duly authorized by all requisite action on the part of the Lessee, including, if required, stockholder action and (ii) will not (A) violate (1) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or bylaws of the Lessee or any Subsidiary, (2) any order of any Governmental Authority, or (3) any provision of any indenture, agreement or other instrument to which the Lessee or any Subsidiary is a party or by which any of them or any of their property is or may be bound, including, without limitation, the Credit Facility and the Subordinated Notes, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or (C) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Lessee or any Subsidiary except in accordance with the Operative Agreements.

      Enforceability. This Agreement and each of the other Operative Agreements to which the Lessee is a party has been duly executed and delivered by the Lessee and constitutes a legal, valid and binding obligation of the Lessee enforceable against the Lessee in accordance with its terms, subject, in each case as to enforceability, to bankruptcy, insolvency, reorganization and other similar laws affecting enforcement of creditor rights generally (insofar as any such law relates to the bankruptcy, insolvency, reorganization or similar event of the Lessee) and, as to the availability of specific performance or other injunctive relief, subject to the discretionary power of a court to deny such relief and to general equitable principles.

      Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required by the Lessee in connection with the purchase, leasing or financing of the Property (the "Transactions"), except such as have been made or obtained and are in full force and effect.

      Financial Statements. The consolidated balance sheet of the Lessee and its Subsidiaries as at June 25, 2000, and the related consolidated statements of income and cash flows of the Lessee and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent auditors, copies of which have been furnished to the Lessor and the Agent, fairly present the consolidated financial condition of the Lessee and its Subsidiaries as at such date and the consolidated results of the Lessee and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied. Since June 25, 2000, no event has occurred which could have a Material Adverse Effect.

      No Material Adverse Change. As of the Closing Date, there has been no material adverse change in the business, assets, property or condition, financial or otherwise, of the Lessee and its Subsidiaries since June 25, 2000.

      Title to Properties; Possession Under Leases.

          Each of the Lessee and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets. All such properties and assets are free and clear of Liens, other than Liens expressly permitted by any of the Operative Agreements.

          Each of the Lessee and its Subsidiaries has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect. Each of the Lessee and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except to the extent that Lessee is a sublandlord under a sublease of premises.

      Litigation, Compliance with Laws.

          There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or threatened against the Lessee or any Subsidiary or any business, property or rights of any such person (A) which involve any Operative Agreements or the Transactions or (B) to the Lessee's knowledge, which might have a Material Adverse Effect.

          Neither the Lessee nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be anticipated to result in a Material Adverse Effect.

      Federal Reserve Regulations. Neither the Lessee nor any of its Subsidiaries is engaged principally in, or has as one of its most important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board), and no part of the proceeds of the Advances will be used by it to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulations T, U or X of the Board.

      Investment Company Act; Public Utility Holding Company Act. Neither the Lessee nor any of its Subsidiaries is (i) an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act, or (ii) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

      Agreements.

          Neither the Lessee nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate or other restriction that has resulted or could reasonably be anticipated to result in a Material Adverse Effect.

          Neither the Lessee nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be anticipated to result in a Material Adverse Effect.

      Tax Returns. Each of the Lessee and its Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Lessee or such Subsidiary shall have set aside on its books adequate reserves.

      No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Lessee to the Lessor, the Holders, the Agent or any Lender in connection with the negotiation of any Operative Agreement or included therein or delivered pursuant thereto contained, contains or will contain any misstatement of a material fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

      Employee Benefit Plans. Each of the Lessee and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which the Lessee or any ERISA Affiliate was required to file a report with the PBGC, and the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $1,000,000 the value of the assets of such Plan. Neither the Lessee nor any ERISA Affiliate has incurred any Withdrawal Liability which remains unpaid and that could result in a Material Adverse Effect. Neither the Lessee nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and to the best knowledge of the Lessee no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

      Environmental Matters. To the best of Lessee's knowledge after due inquiry, the Property is free of contamination from any Release of Hazardous Substances. Neither the Lessee nor any of its Subsidiaries has any material contingent liability related to noncompliance with any Environmental Laws, or related to any Release or threatened Release of a Hazardous Substance or the generation, use, storage or disposal of Hazardous Substances associated with the Property. The Lessee and each Subsidiary is conducting its respective business in compliance with all applicable Environmental Laws. Neither the Lessee nor any of its Subsidiaries has received notice of any failure to so comply. The Lessee and its Subsidiaries, at the Lessee's and its Subsidiaries' facilities, do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Environmental Laws, in violation of any such law or any regulations promulgated pursuant thereto. Neither the Lessee nor any of its Subsidiaries has caused or suffered to occur any Release with respect to any Hazardous Substance at, under, above or upon any real property which it owns or leases or to which it transported, disposed or arranged for disposal of Hazardous Substances that would result in a Material Adverse Effect. Neither the Lessee nor any of its Subsidiaries is involved in operations which are reasonably likely to result in the imposition of any material liability on the Lessee or any of its Subsidiaries under any Environmental Law, and neither the Lessee nor any of its Subsidiaries has permitted any tenant or occupant of such premises to engage in any such activities.

      Insurance. The Lessee has obtained insurance coverage covering the Property which meets the requirements of Section 14.1 of Lease and such coverage is in full force and effect.

      Nature of the Property. The Lessee shall use the Property for office, manufacturing and research and development purposes.

      Flood Zone. No portion of the Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, or if the Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, then flood insurance has been obtained for such Property in accordance with Section 14.2(b) of the Lease and in accordance with the National Flood Insurance Act of 1968, as amended.

      Legal Requirements. The Property being acquired by the Trust complies with all Legal Requirements (including all zoning and land use laws and Environmental Laws).

      Consents, etc. All consents, licenses and building permits required by all Legal Requirements by the time required by such Legal Requirements for occupancy and operation of the Property have been or will be obtained and are or will be in full force and effect.

      Solvency. The fair salable value of Lessee's assets exceeds the fair value of its liabilities; the Lessee is not left with unreasonably small capital after consummation of the transactions contemplated by the Operative Agreements; and Lessee is able to pay its debts (including trade debts) as they mature.

      [intentionally omitted]

      Title to Property. As of the Funding Date, the Trust has a valid fee interest in the Land, subject only to the Permitted Exceptions. The Trust will at all times have good and marketable title to the Improvements, subject only to Permitted Exceptions.

      Property-Related Matters. The Property will comply with all Legal Requirements (including all applicable zoning and land use laws and Environmental Laws) and Insurance Requirements. No Improvements on the Property will encroach in any manner onto any adjoining land (except as permitted by express written easements or variance) and such Improvements and the use thereof by the Lessee and its agents, assignees, employees, invitees, lessees, licensees and tenants will comply with all applicable Legal Requirements (including all applicable Environmental Laws and building, planning, zoning and fire codes). There are no defects to such Improvements including, without limitation, the plumbing, heating, air conditioning and electrical systems thereof, and all water, sewer, electric, gas, telephone and drainage facilities and all other utilities required to adequately service such Improvements for their intended use will be available pursuant to adequate permits (including any that may be required under applicable Environmental Laws). There is no action, suit or proceeding (including any proceeding in condemnation or eminent domain or under any applicable Environmental Law) pending or threatened which adversely affects the title to, or the use, operation or value of, the Property. As of the Closing Date, no fire or other casualty with respect to the Property has occurred which fire or other casualty involves an uninsured loss in excess of $1,000,000. As of each subsequent Funding Date, no fire or other casualty with respect to the Property has occurred after the Closing Date which fire or other casualty involves an uninsured loss in excess of $500,000. All utilities serving the Property are located in, and in the future will be located in, and vehicular access to the Improvements on the Property is provided by, either public rights-of-way abutting the Property or Appurtenant Rights. All applicable licenses, approvals, authorizations, consents, permits (including, without limitation, building, demolition and environmental permits, licenses, approvals, authorizations and consents), easements and rights- of-way, including proof of dedication, required for the use and operation of the Improvements as permitted pursuant to the Lease have been obtained from the appropriate Governmental Authorities having jurisdiction or from private parties.

    Lease Requirements . The Improvements will comply with all requirements and conditions set forth in the Lease and all other conditions and requirements of the Operative Agreements.

  PAYMENT OF CERTAIN EXPENSES.

    Transaction Expenses.

      The Lessee agrees to pay, or cause to be paid, on the Closing Date, all Transaction Expenses arising from the Closing Date, including without limitation all reasonable fees, expenses and disbursements of the various legal counsels for the Lessor, the Trustees and the Agent in connection with the transactions contemplated by the Operative Agreements and incurred in connection with such Closing Date, the initial fees and expenses of the Trustees due and payable on such Closing Date, all fees, taxes and expenses for the recording, registration and filing of documents and all other reasonable fees, expenses and disbursements incurred in connection with such Closing Date, including syndication expenses and all expenses relating to the Appraisal.

      All fees payable pursuant to the Operative Agreements shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed.

    Brokers' Fees and Stamp Taxes. Pay or cause to be paid brokers' fees and any and all stamp, transfer and other similar taxes, fees and excises, if any, including any interest and penalties, which are payable in connection with the transactions contemplated by this Agreement and the other Operative Agreements.

    Certain Fees and Expenses. Lessee agrees to pay or to cause to be paid (a) the initial and annual fee of the Trust Companies and all reasonable expenses of the Trust Companies and any co-trustees (including without limitation reasonable counsel fees and expenses) or any successor trustee and/or co-trustee, for acting as a trustee under the Trust Agreement; (b) all costs and expenses incurred by the Lessee, the Agent, the Lenders, the Holders or the Lessor in entering into any Lease Supplement and any future amendments, modifications, supplements, restatements and/or replacements with respect to any of the Operative Agreements, whether or not such Lease Supplement, amendments, modifications, supplements, restatements and/or replacements are ultimately entered into, or giving or withholding of waivers of consents hereto or thereto, which have been requested by the Lessee; (c) all costs and expenses incurred by the Agent, the Lenders, the Holders or the Lessor in connection with any exercise of remedies under any Operative Agreement or any purchase of the Property by the Lessee or any third party; and (d) all reasonable costs and expenses incurred by the Agent, the Lenders, the Holders or the Lessor in connection with any transfer or conveyance of Property, whether or not such transfer or conveyance is ultimately accomplished.

    Commitment Fee. From the Closing Date until the Commitment Termination Date, the Lessee agrees to pay or cause to be paid to the Agent for the account of the Lenders and the Holders, a commitment fee (the "Commitment Fee") on the average daily undrawn portion of the Aggregate Commitment Amount equal to the Commitment Fee Percentage for the applicable Pricing Level.

    Other Fees. Lessee agrees to pay or cause to be paid to the Agent, Lenders and Holders the fees set forth in the Fee Letter.

  OTHER COVENANTS AND AGREEMENTS.

    Cooperation with the Lessee. The Holders, the Lenders, the Lessor (at the direction of the Majority Secured Parties) and the Agent shall, at the expense of and to the extent reasonably requested by the Lessee (but without assuming additional liabilities on account thereof and only to the extent such is acceptable to the Holders, the Lenders, the Lessor (at the direction of the Majority Secured Parties) and the Agent in their reasonable discretion), cooperate with the Lessee in connection with the Lessee satisfying its covenant obligations contained in the Operative Agreements including without limitation at any time and from time to time, promptly and duly executing and delivering any and all such further instruments, documents and financing statements (and continuation statements related thereto) as the Lessee may reasonably request in order to perform such covenants. The Lessor agrees that, to the extent it shall obtain actual knowledge of the occurrence of a Default caused by the Lessor or any of its Affiliates, it shall promptly notify the Lessee describing the same in reasonable detail.

    Covenants of the Trust Companies, the Trust, and the Holders. Each of the Trust Companies, the Trust, and the Holders hereby agrees that so long as this Agreement is in effect:

      Neither the Trust Companies, the Trust nor any Holder will create or permit to exist at any time, and each of them will, at its own cost and expense, promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Lessor Liens on the Property attributable to it; provided, however, that the Trust Companies, the Trust and the Holders shall not be required to so discharge any such Lessor Lien while the same is being contested in good faith by appropriate proceedings diligently prosecuted so long as such proceedings shall not materially and adversely affect the rights of the Lessee under the Lease and the other Operative Agreements or involve any material danger of impairment of the Liens of the Security Documents or of the sale, forfeiture or loss of, and shall not interfere with the use or disposition of, the Property or title thereto or any interest therein or the payment of Rent;

      Without prejudice to any right under the Trust Agreement of the Trust Companies to resign (subject to the requirement set forth in the Trust Agreement that such resignation shall not be effective until a successor shall have agreed to accept such appointment), or the Holders' rights under the Trust Agreement to remove the institution acting as the trustee (after consent to such removal by the Agent as provided in the Trust Agreement), each of the Trust Companies and the Holders hereby agrees with the Lessee and the Agent (i) not to terminate or revoke the trust created by the Trust Agreement except as permitted by Article X of the Trust Agreement, (ii) not to amend, supplement, terminate or revoke or otherwise modify any provision of the Trust Agreement in such a manner as to adversely affect the rights of any such party without the prior written consent of such party and (iii) to comply with all of the terms of the Trust Agreement, the nonperformance of which would adversely affect such party;

      The Trust Companies or any successor may resign or be removed by the Holders as the trustee, a successor trustee may be appointed and a corporation may become the trustee under the Trust Agreement, only in accordance with the provisions of Article X of the Trust Agreement and, with respect to such appointment, with the consent of the Lessee (so long as there shall be no Lease Event of Default that shall have occurred and be continuing), which consent shall not be unreasonably withheld or delayed;

      The Trust shall not contract for, create, incur or assume any Indebtedness, or enter into any business or other activity or enter into any contracts or agreements, other than pursuant to or under the Operative Agreements;

      The Holders will not instruct the Trust Companies or the Trust to take any action in violation of the terms of any Operative Agreement;

      Neither any Holder, the Trust Companies nor the Trust shall (i) commence any case, proceeding or other action with respect to the Trust under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seek appointment of a receiver, trustee, custodian or other similar official with respect to the Trust or for all or any substantial benefit of the creditors of the Trust; and neither any Holder, the Trust Companies nor the Trust shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in this paragraph;

      Each Trust Company and the Trust shall give prompt notice to the Lessee, the Holders and the Agent if such party's principal place of business or chief executive office, or the office where the records concerning the accounts or contract rights relating to the Property are kept, shall cease to be located at the addresses set forth in Section 14.2 hereof, or if any such party shall change its name; and

      The Trust shall take or refrain from taking such actions and grant or refrain from granting such approvals with respect to the Operative Agreements and/or relating to the Property in each case as directed in writing by the Agent (until such time as the Loans are paid in full, and then by the Majority Holders); provided, however, that notwithstanding the foregoing provisions of this subparagraph (h) the Trust Companies, the Trust, the Agent, the Lenders and the Holders each acknowledge, covenant and agree that neither the Trust nor the Agent shall act or refrain from acting, regarding each Unanimous Vote Matter, until such party has received the approval of each Lender and each Holder affected by such matter.

    Lessee Covenants, Consent and Acknowledgment.

      Closure of Wells. Lessee shall, at its sole cost and expense, on or before February 28, 2001, cause all monitoring wells located on the Property, as more specifically identified in the Environmental Audit, to be closed in full compliance with all Environmental Laws, and any state, federal and local rules, regulations or ordinances applicable thereto.

      Information. The Lessee will deliver to the Lessor and the Agent:

          as soon as available and in any event within one hundred (100) days after the end of each fiscal year of the Lessee a statement of financial position of the Lessee and its consolidated subsidiaries as of the end of such fiscal year and the related consolidated statements of income, shareholder's equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent accountants of nationally recognized standing, together with an Officer's Compliance Certificate, in the form attached as Exhibit E hereto (the "Compliance Certificate"), from the chief financial officer of the Lessee substantially containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Section 9.3 and stating that no Default or Event of Default has occurred or is continuing or, if any Default or Event of Default has occurred and is continuing, describing it and the steps, if any, being taken to cure it;

          as soon as available and in any event within fifty (50) days after the end of each of the first three (3) quarters of each fiscal year of the Lessee, an unaudited consolidated statement of financial position of the Lessee as of the end of such period and the related consolidated statements of income, shareholders' equity and cash flows for such period and for the portion of the Lessee's fiscal year ended at the end of such period, setting forth in each case in comparative form the figures for the same period in the previous fiscal year, together with a Compliance Certificate of the chief financial officer of the Lessee or other officer responsible for the financial affairs of the Lessee containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Section 9.3 and stating that no Default or Event of Default has occurred or is continuing or, if any Default or Event of Default has occurred and is continuing, describing it and the steps, if any, being taken to cure it;

          promptly after the filing thereof, if applicable, copies of all reports on Forms 10-K, 10-Q and 8-K (or their equivalents), prospectuses and registration statements which the Lessee shall have filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended;

          if and when any member of the ERISA Group (1) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV or ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (2) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (3) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (4) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (5) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (6) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (7) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Lessee setting forth details as to such occurrence and action, if any, which the Lessee or applicable member of the ERISA Group is required or proposes to take;

          promptly after the occurrence of any Default or Event of Default, notice thereof in writing by an authorized officer of the Lessee, together with information regarding the steps, if any, being taken or proposed to be taken to cure it;

          at least ten (10) Business Days prior to the expiration of any policy of insurance required by Section 14 of the Lease, confirmation of renewal;

          within three days of the end of each month during which Lessee is required to maintain Pledged Collateral pursuant to Section 5.4(a)(ii) hereof, a written certification of the Chief Financial Officer of Lessee as to Lessee's Cash Balance at the end of such month; and

          from time to time such additional information regarding the Lessee or the Property as the Lessor or the Agent, at the request of the Lessor or any Lender, may reasonably request.

      Compliance with Laws. The Lessee will, and will cause its Subsidiaries to, comply in all material respects with all applicable laws, ordinances, rules, regulations, orders and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and such contest is not reasonably likely to result in a Material Adverse Effect.

      Further Assurances. The Lessee shall take or cause to be taken from time to time all action necessary to assure during the Term that title to the Property remains in the Lessor as contemplated by Section 12.1 of the Lease, that the Lessor holds a perfected Lien on the Property securing the Lease Balance as contemplated by Section 7.1 of the Lease, and that the Lessor and the Agent for the benefit of the Lenders hold a perfected Lien on the Pledged Collateral securing the Obligations.

      Existence; Franchises; Businesses. Except as otherwise expressly permitted in this Agreement, the Lessee shall, and shall cause each Subsidiary to (i) maintain in full force and effect its separate existence and all rights, licenses, leases and franchises reasonably necessary to the conduct of its business, and (ii) continue doing business as a whole in the substantially the same types of business in which they were engaged on the Closing Date.

      Books and Records. The Lessee shall, and shall cause each Subsidiary to, maintain its books and records in accordance with GAAP, and permit the Lessor and the Agent to make or cause to be made inspections and audits of any books, records and papers of the Lessee and its Subsidiaries and to make extracts therefrom at all such reasonable times and as often as any such Person may reasonably require.

      Fundamental Changes. The Lessee shall not, nor shall it permit any Subsidiary to, enter into any merger, consolidation or amalgamation, where it is not the surviving entity, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); convey, sell, assign, transfer or otherwise dispose of all or substantially all of the property, business or assets of the Lessee and its Subsidiaries; provided, however, that if (i) at least thirty (30) days prior to the consummation of such transaction the Lessee shall have furnished to the Lessor and the Agent an Officer's Certificate of the chief financial officer of the Lessee that no Default or Event of Default shall occur after giving effect thereto, and (ii) no Default or Event of Default shall have occurred before or after giving effect thereto, then:

          any Subsidiary of the Lessee may be merged or consolidated with or into the Lessee (provided, however, that the Lessee shall be the continuing or surviving corporation) or with or into any one or more wholly-owned Subsidiaries of the Lessee (provided, however, that the wholly-owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation); and

          any wholly-owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Lessee or any other wholly-owned Subsidiary of the Lessee.

      Liens. The Lessee shall not create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          any Lien existing on property of the Lessee on the Funding Date securing Indebtedness outstanding on such date;

          any Lien created under any Operative Agreement;

          Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty;

          carrier's, warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty;

          Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

          Liens on the property of the Lessee securing (A) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (B) contingent obligations on surety and appeal bonds, and (C) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

          Liens arising solely by virtue of any statutory or common law provisions relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Lessee in excess of those set forth by regulations promulgated by the Board, and (B) such deposit account is not intended by the Lessee or any Subsidiary to provide collateral to the depository institution;

          Permitted Liens; and

          Liens otherwise permitted under the Credit Facility.

      Change in Name or Location. The Lessee hereby covenants and agrees that it shall give prompt notice to the Agent if the Lessee's principal place of business or chief executive office, or the office where the records concerning the accounts or contract rights relating to Property are kept, shall cease to be located at 4650 Cushing Parkway, Fremont, California 94538, or if it shall change its name.

      Financial Covenants of Lessee. The Lessee and its Subsidiaries shall maintain, on a consolidated basis, all of the following financial covenants. The Lessee agrees and understands that (except as expressly provided herein) all covenants under this Section 9.3(j) shall be subject to compliance as measured as of the last day of each Fiscal Quarter.

          Minimum Quick Ratio. Maintain a Quick Ratio of not less than 1.35 to 1.0.

          Maximum Senior Indebtedness Ratio. Maintain a Senior Indebtedness Ratio of not greater than 0.25 to 1.0.

          Minimum Tangible Net Worth. Maintain Tangible Net Worth on any date of determination (such date to be referred to herein as a "determination date") which occurs after December 27, 1998 (such date to be referred to herein as the "base date") to be less than the sum on such determination date of the following: (A) $350,000,000; plus (B) Seventy-five percent (75%) of the sum of the Lessee's consolidated quarterly net income (ignoring any quarterly losses) for each quarter ending after the base date through and including the quarter ending immediately prior to the determination date; plus (C) one hundred percent (100%) of the Net Issuance Proceeds of all Equity Securities issued by the Lessee and its Subsidiaries during the period commencing on the base date and ending on the determination date; plus (D) one hundred percent (100%) of the aggregate decrease in the total liabilities of the Lessee and its Subsidiaries resulting from conversions of convertible Subordinated Indebtedness or other liabilities of the Lessee and its Subsidiaries into Equity Securities of the Lessee and its Subsidiaries during the period commencing on the base date and ending on the determination date.

          Minimum Debt Service Coverage Ratio. Maintain a Debt Service Coverage Ratio of not less than 3.00 to 1.00

      Agent to Act for Lessor. The Lessor hereby instructs Lessee and Lessee hereby acknowledges and agrees, that until such time as the Loans and the Holder Advances are paid in full and the Liens evidenced by the Pledge Agreement, Security Agreement and the Deed of Trust have been released (i) any and all Rent (excluding Excepted Payments which shall be payable to each Holder or other Person as appropriate) and any and all other amounts of any kind or type under any of the Operative Agreements due and owing or payable to any Person shall instead be paid directly to the Agent (excluding Excepted Payments which shall be payable to each Holder or other Person as appropriate) or as the Agent may direct from time to time for allocation and distribution in accordance with the procedures set forth in Section 13 hereof, (ii) all rights of the Lessor under the Lease shall be exercised by the Agent and (iii) Lessee shall cause all notices, certificates, financial statements, communications and other information which are delivered, or are required to be delivered, to the Lessor, to also to be delivered at the same time to the Agent.

      Appraisals. The Lessee hereby covenants and agrees to cause an Appraisal or reappraisal (in form and substance satisfactory to the Agent and from an appraiser selected by the Agent) to be issued respecting the Property as requested by the Agent from time to time (i) at each and every time as such shall be required to satisfy any regulatory requirements imposed on the Agent, the Lessor, the Trust Company, any Lender and/or any Holder and (ii) after the occurrence of an Event of Default.

      Supplemental Rent. The Lessee hereby covenants and agrees that, except for amounts payable as Basic Rent, any and all payment obligations owing from time to time under the Operative Agreements by any Person to the Agent, any Lender, any Holder or any other Person shall (without further action) be deemed to be Supplemental Rent obligations payable by the Lessee. Without limitation, such obligations of the Lessee shall include the Supplement Rent obligations pursuant to Section 3.3 of the Lease, arrangement fees, administrative fees, participation fees, commitment fees, unused fees, prepayment penalties, breakage costs, indemnities, trustee fees and transaction expenses incurred by the parties hereto in connection with the transactions contemplated by the Operative Agreements.

    Appointment of the Agent by the Lenders, the Holders and the Trust. The Holders hereby appoint the Agent to act as collateral agent for the Holders in connection with the Lien granted by the Security Documents to secure the Holder Amount and all other amounts due and owing to the Holders. The Lenders and the Holders acknowledge and agree and direct that the rights and remedies of the beneficiaries of the Lien of the Security Documents shall be exercised by the Agent on behalf of the Lenders and the Holders as directed from time to time by the Majority Secured Parties or, pursuant to Section 14.4, all of the Lenders and the Holders, as the case may be; provided, in all cases, the Agent shall allocate payments and other amounts received in accordance with Section 13. The Agent is further appointed to provide notices under the Operative Agreements on behalf of the Trust (as determined by the Agent, in its reasonable discretion), to receive notices under the Operative Agreements on behalf of the Trust and (subject to Section 10.2) to take such other action under the Operative Agreements on behalf of the Trust as the Agent shall determine in its reasonable discretion from time to time. The Agent hereby accepts such appointments. For purposes hereof, the provisions of Section 7 of the Credit Agreement, together with such other terms and provisions of the Credit Agreement and the other Operative Agreements as required for the full interpretation and operation of Section 7 of the Credit Agreement are hereby incorporated by reference as if restated herein for the mutual benefit of the Agent and each Holder as if each Holder were a Lender thereunder. Outstanding Holder Advances and outstanding Loans shall each be taken into account for purposes of determining Majority Secured Parties. Further, the Agent shall be entitled to take such action on behalf of the Trust as is delegated to the Agent under any Operative Agreement (whether express or implied) as may be reasonably incidental thereto. The parties hereto hereby agree to the provisions contained in this Section 9.4. Any appointment of a successor agent under Section 7.9 of the Credit Agreement shall also be effective as an appointment of a successor agent for purposes of this Section 9.4.

    Release of Properties, etc. If the Lessee shall at any time purchase any Property pursuant to the Lease or if any Property shall be sold in accordance with Article XXII of the Lease, then, upon satisfaction by the Trust of its obligation to prepay the Loans, and Holder Advances in respect of such Property and all other amounts owing to the Lenders and the Holders under the Operative Agreements, the Agent is hereby authorized and directed to release such Property from the Liens created by the Security Documents to the extent of its interest therein. In addition, upon the termination of the Commitments and the Holder Commitments and the payment in full of the Loans, the Holder Advances and all other amounts owing by the Trust and the Lessee hereunder or under any other Operative Agreement the Agent is hereby authorized and directed to release such Property from the Liens created by the Security Documents to the extent of its interest therein. Upon request of the Trust following any such release, the Agent shall, at the sole cost and expense of the Lessee, execute and deliver to the Trust and the Lessee such documents as the Trust or the Lessee shall reasonably request to evidence such release.

    Guaranty.

      Guaranty of Payment and Performance. Guarantor hereby unconditionally guarantees to each of Agent, Holders and Lenders (each a "Financing Party") the prompt payment and performance of the Company Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) or when such is otherwise to be performed; provided, notwithstanding the foregoing, the obligations of the Guarantors under this Section 9.6 (i) shall not constitute a direct guaranty of the indebtedness of the Borrower evidenced by the Notes but rather a guaranty of the Company Obligations arising under the Operative Agreements, (ii) shall not increase the obligations due under the Lease, and (iii) shall, to the extent paid or performed by Guarantor under this Section 9.6, offset and be fully credited against Lessee's obligations under the Lease. This Section 9.6 is a guaranty of payment and performance and not of collection and is a continuing guaranty and shall apply to all Company Obligations whenever arising. All rights granted to the Financing Parties under this Section 9.6 shall be subject to the provisions of Section 9.4.

      Obligations Unconditional. Guarantor agrees that the obligations of the Guarantor hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Operative Agreements, or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guarantee of or security for any of the Company Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety, guarantor or co-obligor, it being the intent of this Section 9.6(b) that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Guarantor agrees that this Section 9.6 may be enforced by the Financing Parties without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes, the Certificates or any other of the Operative Agreements or any collateral, if any, hereafter securing the Company Obligations or otherwise and Guarantor hereby waives the right to require the Financing Parties to proceed against the Lessee or any other Person (including without limitation a co-guarantor) or to require the Financing Parties to pursue any other remedy or enforce any other right. Guarantor further agrees that it hereby waives any and all right of subrogation, indemnity, reimbursement or contribution against the Lessee or any other guarantor of the Company Obligations for amounts paid under this Section 9.6 until such time as the Loans, Holder Advances, accrued but unpaid interest, accrued but unpaid Holder Yield and all other amounts owing under the Operative Agreements have been paid in full. Without limiting the generality of the waiver provisions of this Section 9.6, Guarantor hereby waives any rights to require the Financing Parties to proceed against the Lessee or any co- guarantor or to require Lessor to pursue any other remedy or enforce any other right. Guarantor further agrees that nothing contained herein shall prevent the Financing Parties from suing on any Operative Agreement or foreclosing any security interest in or Lien on any collateral, if any, securing the Company Obligations or from exercising any other rights available to it under any Operative Agreement, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of Guarantor's obligations hereunder; it being the purpose and intent of Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances; provided that any amounts due under this Section 9.6 which are paid to or for the benefit of any Financing Party shall reduce the Company Obligations by a corresponding amount (unless required to be rescinded at a later date). Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Company Obligations and notice of or proof of reliance by any Financing Party upon this Section 9.6 or acceptance of this Section 9.6. The Company Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Section 9.6. All dealings between the Lessee and the Guarantor, on the one hand, and the Financing Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Section 9.6.

      Modifications. Guarantor agrees that (a) all or any part of the security now or hereafter held for the Company Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) no Financing Party shall have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Company Obligations or the properties subject thereto; (c) the time or place of payment of the Company Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) Lessee and any other party liable for payment under the Operative Agreements may be granted indulgences generally; (e) any of the provisions of the Notes, the Certificates or any of the other Operative Agreements may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Lessee or any other party liable for the payment of the Company Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the due date of the Company Obligations, all without notice to or further assent by Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

      Waiver of Rights. Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of this Section 9.6 by any Financing Party and of all extensions of credit or other Advances to the Lessor or the Lessee by the Lenders pursuant to the terms of the Operative Agreements; (b) presentment and demand for payment or performance of any of the Company Obligations; (c) protest and notice of dishonor or of default with respect to the Company Obligations or with respect to any security therefor; (d) notice of any Financing Party obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Company Obligations, or any Financing Party's subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; and (e) all other notices to which Guarantor might otherwise be entitled. Without limiting the foregoing, Guarantor expressly waives, to the fullest extent permitted by applicable law, any defense to the enforcement of its obligations hereunder, and any rights and benefits which might otherwise be available to Guarantor, under New York law and California Civil Code Sections 2809, 2810, 2819, 2822(a), 2839, 2845, 2848, 2849, 2850, 2899 and 3433. The Guarantor waives all rights and defenses that the Guarantor may have because the Company Obligations may be secured by real property. This means, among other things: (1) the creditor may collect from the Guarantor without first foreclosing on any real or personal property collateral pledged by the debtor; (2) if a creditor forecloses on any real property collateral pledged by the debtor: (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; (B) the creditor may collect from the guarantor even if the creditor, by foreclosing on the real property collateral, has destroyed any right the guarantor may have to collect from the debtor. This is an unconditional and irrevocable waiver of any rights and defenses the Guarantor may have because the Company Obligations may be secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure. Notwithstanding anything to the contrary herein, Guarantor's payments hereunder shall be due five (5) Business Days after written demand by the Agent for such payment (unless the Company Obligations are automatically accelerated pursuant to the applicable provisions of the Operative Agreements in which case the Guarantor's payments shall be automatically due).

      Reinstatement. The obligations of the Guarantors under this Section 9.6 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Company Obligations is rescinded or must be otherwise restored by any holder of any of the Company Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Guarantor agrees that it will indemnify each Financing Party on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by any Financing Party in connection with such rescission or restoration, including without limitation any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

      Payment of Amounts to the Agent. Each Financing Party hereby instructs Guarantor, and Guarantor hereby acknowledges and agrees, that, until such time as the Loans and the Holder Advances are paid in full and the Liens evidenced by the Pledge Agreement, Security Agreement and the Deed of Trust have been released, any and all Rent (excluding Excepted Payments which shall be payable to each Holder or other Person as appropriate) and any and all other amounts of any kind or type under any of the Operative Agreements due and owing or payable to any Person shall instead be paid directly to the Agent (excluding Excepted Payments which shall be payable to each Holder or other Person as appropriate) or as the Agent may direct from time to time for allocation and distribution in accordance with the procedures set forth in Section 13 hereof.

  CREDIT AGREEMENT AND TRUST AGREEMENT.

    Lessee's Credit Agreement Rights. Notwithstanding anything to the contrary contained in the Credit Agreement, the Agent, the Lenders, the Holders, and the Trust hereby agree that, prior to the occurrence and continuation of any Default or Event of Default, the Lessee shall have the following rights:

      the right to designate an account to which amounts funded under the Operative Agreements shall be credited pursuant to Section 2.3 of the Credit Agreement;

      the right to terminate or reduce the Commitments pursuant to Section 2.4 of the Credit Agreement;

      the right to exercise the conversion and continuation options pursuant to Section 2.6 of the Credit Agreement;

      the right to approve any successor agent pursuant to Section 7.9 of the Credit Agreement; and

      the right to consent to any assignment by a Lender pursuant to the Credit Agreement, which consent shall not be unreasonably withheld or delayed.

    Lessee's Trust Agreement Rights. Notwithstanding anything to the contrary contained in the Trust Agreement, the Trust and the Holders hereby agree that, prior to the occurrence and continuation of any Default or Event of Default, the Lessee shall have the following rights:

      the right to exercise the removal options contained in Article IX of the Trust Agreement; provided, however, that no removal of either Trust Company and appointment of a successor trustee pursuant to such Article IX of the Trust Agreement shall be made without the prior written consent (not to be unreasonably withheld or delayed) of the Holders; and

      the right to consent to any assignment by a Holder pursuant to the Trust Agreement, which consent shall not be unreasonably withheld or delayed.

  TRANSFER OF INTEREST.

    Restrictions on Transfer. Subject to Lessee's rights under Section 10 above, each Lender may participate, assign or transfer all or a portion of its interest hereunder and under the other Operative Agreements in accordance with Section 9 of the Credit Agreement. The Holders may, directly or indirectly, assign, convey or otherwise transfer any of their right, title or interest in or to the Trust Estate or the Trust Agreement and in accordance with the terms of Section 11.15 of the Trust Agreement. The Lessor may, subject to the rights of the Lessee under the Lease and the other Operative Agreements and to the Lien of the applicable Security Documents but only with the prior written consent of the Agent (which consent may be withheld by the Agent in its sole discretion) and (provided, no Default or Event of Default has occurred and is continuing) with the consent of the Lessee, directly or indirectly, assign, convey, appoint an agent with respect to enforcement of, or otherwise transfer any of its right, title or interest in or to the Property, the Lease, the Trust Agreement and the other Operative Agreements (including without limitation any right to indemnification thereunder), or any other document relating to the Property or any interest in the Property as provided in the Trust Agreement and the Lease. The provisions of the immediately preceding sentence shall not apply to the obligations of the Lessor to transfer the Property to the Lessee or a third party purchaser pursuant to Article XXII of the Lease upon payment for such Property in accordance with the terms and conditions of the Lease. Lessee may not assign any of the Operative Agreements or any of its rights or obligations thereunder or with respect to the Property in whole or in part to any Person without the prior written consent of the Agent, the Lenders, the Holders and the Lessor. Any participation, assignment or transfer effected in breach of this Section 11 shall be void.

    Effect of Transfer. From and after any transfer effected in accordance with this Section 11, the transferor shall be released, to the extent of such transfer, from its liability hereunder and under the other documents to which it is a party in respect of obligations to be performed on or after the date of such transfer; provided, however, that any transferor shall remain liable hereunder and under such other documents to the extent that the transferee shall not have assumed the obligations of the transferor thereunder. Upon any transfer by the Lessor, a Holder or a Lender as above provided, any such transferee shall assume the obligations of the Lessor, the Holder or the Lender, as the case may be, and shall be deemed the "Lessor," or a "Holder" or "Lender," as the case may be, for all purposes of such documents and each reference herein to the transferor shall thereafter be deemed a reference to such transferee for all purposes, except as provided in the preceding sentence. Notwithstanding any transfer of all or a portion of the transferor's interest as provided in this Section 11, the transferor shall be entitled to all benefits accrued and all rights vested prior to such transfer including without limitation rights to indemnification under any such document.

  INDEMNIFICATION.

    General Indemnity. The Lessee, whether or not any of the transactions contemplated hereby shall be consummated, hereby assumes liability for and agrees to defend, indemnify and hold harmless each Indemnified Person on an After Tax Basis from and against any Claims which may be imposed on, incurred by or asserted against an Indemnified Person in any way relating to or arising or alleged to arise out of (a) the financing, refinancing, ground lease, purchase, acceptance, rejection, ownership, design, construction, delivery, acceptance, nondelivery, leasing, subleasing, possession, use, operation, repair, maintenance, modification, transportation, condition, operation, sale, return, repossession (whether by summary proceedings or otherwise), or any other disposition of the Property or any part thereof, (b) any latent or other defects in any property whether or not discoverable by an Indemnified Person or the Lessee; (c) a violation of any Legal Requirement or Requirement of Law, including any violation of Environmental Laws, the Release, presence or use of Hazardous Substances on, at, under or emanating from the Property or other loss of or damage relating to the Property; (d) the Operative Agreements, or any transaction contemplated thereby; (e) any breach by the Lessee of any of its representations or warranties under the Operative Agreements or failure by the Lessee to perform or observe any covenant or agreement to be performed by it under any of the Operative Agreements; (f) the invalidation of Lessee's insurance policies related to the Property; (g) personal injury, death or property damage relating to the Property, including Claims based on strict liability in tort; (h) the existence of any Lien on or with respect to the Property, the Improvements, the Equipment, any Basic Rent or Supplemental Rent, title thereto, or any interest therein, including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Property or by reason of labor or materials furnished or claimed to have been furnished to the Lessee, the Lessor, or any of their contractors or agents or by reason of the financing of the Property or any personally or equipment purchased or leased by the Lessee or Improvements or Modifications constructed by the Lessee, except Lessor Liens and Liens in favor of the Agent or the Lessor; and (i) the Transactions contemplated hereby or by any other Operative Agreement, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code; but in any event excluding (x) Claims to the extent such Claims arise solely out of events occurring after the expiration of the Term and after the Lessee's discharge of all its obligations under the Lease and the other Operative Agreements or (y) as to any Indemnified Person, any Claim to the extent resulting from the willful misconduct or gross negligence of such Indemnified Person. The Lessee shall be entitled to control, and shall assume full responsibility for the defense of, any Claim; provided, however, that any Indemnified Person named in such Claim may retain separate counsel reasonably acceptable to the Lessee at the expense of the Lessee in the event of and to the extent of an actual conflict. The Lessee and each Indemnified Person agree to give each other prompt written notice of any Claim hereby indemnified against but the giving of any such notice by an Indemnified Person shall not be a condition to the Lessee's obligations under this Section 12.1, except to the extent failure to give such notice materially prejudices the Lessee's rights hereunder. After an Indemnified Person has been fully indemnified for a Claim pursuant to this Section 12.1, and so long as no Event of Default shall have occurred and be continuing, the Lessee shall be subrogated to any right of such Indemnified Person with respect to such Claim. None of the Indemnified Persons shall settle a Claim without the consent of the Lessee, which consent shall not be unreasonably withheld or delayed.

    General Impositions Indemnity.

      Indemnification. The Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Property and all Indemnified Persons, and hold them harmless against, all Impositions on an After Tax Basis.

      Payments.

          Subject to the terms of Section 12.2(f), the Lessee shall pay or cause to be paid all Impositions directly to the taxing authorities where feasible and otherwise to the Indemnified Person, as appropriate, and the Lessee shall at its own expense, upon such Indemnified Person's reasonable request, furnish to such Indemnified Person copies of official receipts or other satisfactory proof evidencing such payment.

          In the case of Impositions for which no contest is conducted pursuant to Section 12.2(f) and which the Lessee pays directly to the taxing authorities, the Lessee shall pay such Impositions thirty (30) days prior to the latest time permitted by the relevant taxing authority for timely payment. In the case of Impositions for which the Lessee reimburses an Indemnified Person, the Lessee shall do so within twenty (20) days after receipt by the Lessee of demand by such Indemnified Person describing in reasonable detail the nature of the Imposition and the basis for the demand (including the computation of the amount payable), but in no event shall the Lessee be required to pay such reimbursement prior to thirty (30) days before the latest time permitted by the relevant taxing authority for timely payment. In the case of Impositions for which a contest is conducted pursuant to Section 12.2(f), the Lessee shall pay such Impositions or reimburse such Indemnified Person for such Impositions, to the extent not previously paid or reimbursed pursuant to subsection (a), thirty (30) days prior to the latest time permitted by the relevant taxing authority for timely payment after conclusion of all contests under Section 12.2(f).

          Impositions imposed with respect to the Property for a billing period during which the Lease expires or terminates (unless a Renewal Term is to apply or the Lessee has exercised the Purchase Option or the Maturity Date Purchase Option with respect to the Property) shall be adjusted and prorated on a daily basis between the Lessee and the Lessor, whether or not such Imposition is imposed before or after such expiration or termination and each party shall pay or reimburse the other for each party's pro rata share thereof.

          At the Lessee's request, the amount of any indemnification payment by the Lessee pursuant to subsection (a) shall be verified and certified by an independent public accounting firm mutually acceptable to the Lessee and the Indemnified Person. The fees and expenses of such independent public accounting firm shall be paid by the Lessee unless such verification shall result in an adjustment in the Lessee's favor of 10% or more of the payment as computed by the Indemnified Person, in which case such fee shall be paid by the Indemnified Person.

      Reports and Returns. (i) The Lessee shall be responsible for preparing and filing any real and personal property or ad valorem tax returns in respect of the Property. In case any other report or tax return shall be required to be made with respect to any obligations of the Lessee under or arising out of subsection (a) and of which the Lessee has knowledge or should have knowledge, the Lessee, at its sole cost and expense, shall notify the relevant Indemnified Person of such requirement and (except if such Indemnified Person notifies the Lessee that such Indemnified Person intends to file such report or return) (A) to the extent required or permitted by and consistent with applicable law, make and file in its own name such return, statement or report; and (B) in the case of any other such return, statement or report required to be made in the name of such Indemnified Person, advise such Indemnified Person of such fact and prepare such return, statement or report for filing by such Indemnified Person or, where such return, statement or report shall be required to reflect items in addition to any obligations of the Lessee under or arising out of subsection (a), provide such Indemnified Person at the Lessee's expense with information sufficient to permit such return, statement or report to be properly made with respect to any obligations of the Lessee under or arising out of subsection (a). Such Indemnified Person shall, upon the Lessee's request and at the Lessee's expense, provide any data maintained by such Indemnified Person (and not otherwise available to or within the control of the Lessee) with respect to the Property which the Lessee may reasonably require to prepare any required tax returns or reports. Each Indemnified Person agrees to use commercially reasonable efforts to send to the Lessee a copy of any written request or other notice that the Indemnified Person receives with respect to any reports or returns required to be filed with respect to the Property or the transactions contemplated by the Operative Agreements, it being understood that no Indemnified Person shall have any liability for failure to provide such copies.

      Income Inclusions. If as a result of the payment or reimbursement by the Lessee of any expenses of any Lessor or the payment of any Transaction Expenses incurred in connection with the transactions contemplated by the Operative Agreements, the Lessor or any Lender shall suffer a net increase in any federal, state or local income tax liability, the Lessee shall indemnify such Persons (without duplication of any indemnification required by subsection (a)) on an After Tax Basis for the amount of such increase. The calculation of any such net increase shall take into account any current or future tax savings realized or reasonably expected to be realized by such person in respect thereof, as well as any interest, penalties and additions to tax payable by the Lessor, the Lender or such Affiliate, in respect thereof.

      Withholding Taxes. As between the Lessee on one hand, and any Financing Party on the other hand, the Lessee shall be responsible for, and, subject to the provisions of Sections 12.2(g) and (h), the Lessee shall indemnify and hold harmless the Financing Parties (without duplication of any indemnification required by subsection (a)) on an After Tax Basis against, any obligation for United States or foreign withholding taxes imposed in respect of payments with respect to the Lender Advances or the Lessor Contribution or with respect to Rent payments under the Lease or payments of the Termination Value or the Purchase Option Price (and, if any Financing Party receives a demand for such payment from any taxing authority, the Lessee shall discharge such demand on behalf of such Financing Party).

      Contests of Impositions.

          If a written claim is made against any Indemnified Person or if any proceeding shall be commenced against such Indemnified Person (including a written notice of such proceeding), for any Impositions, such Indemnified Person shall promptly notify the Lessee in writing and shall not take action with respect to such claim or proceeding without the consent of the Lessee for thirty (30) days after the receipt of such notice by the Lessee; provided, however, that, in the case of any such claim or proceeding, if action shall be required by law or regulation to be taken prior to the end of such 30-day period, such Indemnified Person shall, in such notice to the Lessee, inform the Lessee of such shorter period, and no action shall be taken with respect to such claim or proceeding without the consent of the Lessee before two days before the end of such shorter period; provided, further, that the failure of such Indemnified Person to give the notices referred to in this sentence shall not diminish the Lessee's obligation hereunder except to the extent such failure precludes the Lessee from contesting all or part of such claim.

          If, within thirty (30) days of receipt after such notice from the Indemnified Person (or such shorter period as the Indemnified Person has notified the Lessee as required by law or regulation for the Indemnified Person to commence such contest), the Lessee shall request in writing that such Indemnified Person contest such Imposition, the Indemnified Person shall, at the expense of the Lessee, in good faith conduct and control such contest (including, without limitation, by pursuit of appeals) relating to the validity, applicability or amount of such Impositions (provided, however, that (A) if such contest involves a tax other than a tax on net income and can be pursued independently from any other proceeding involving a tax liability of such Indemnified Person, the Indemnified Person, at the Lessee's request, shall allow the Lessee to conduct and control such contest and (B) in the case of any contest, the Indemnified Person may request the Lessee to conduct and control such contest) by, in the sole discretion of the Person conducting and controlling such contest, (1) resisting payment thereof, (2) not paying the same except under protest, if protest is necessary and proper, or (3) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings.

          The party controlling any contest shall consult in good faith with the non-controlling party and shall keep the non-controlling party reasonably informed as to the conduct of such contest; provided, that all decisions ultimately shall be made in the sole discretion of the controlling party. The parties agree that an Indemnified Person may at any time decline to take further action with respect to the contest of any Imposition and may settle such contest if such Indemnified Person shall waive its rights to any indemnity from the Lessee that otherwise would be payable in respect of such claim and shall pay to the Lessee any amount previously paid or advanced by the Lessee pursuant to this Section 12.2 by way of indemnification or advance for the payment of an Imposition other than expenses of such contest.

          Notwithstanding the foregoing provisions of this Section 12.2, an Indemnified Person shall not be required to take any action and the Lessee shall not be permitted to contest any Impositions in its own name or that of the Indemnified Person unless (A) the Lessee shall have agreed to pay in writing and shall pay to such Indemnified Person on demand and on an After Tax Basis all reasonable costs, losses and expenses that such Indemnified Person actually incurs in connection with contesting such Impositions, including, without limitation, all reasonable legal, accounting and investigatory fees and disbursements and the contested claim if ultimately required to be paid, (B) in the case of a claim that must be pursued in the name of an Indemnified Person (or an Affiliate thereof), the amount of the potential indemnity exceeds $50,000, (C) the Indemnified Person shall have reasonably determined that the action to be taken will not result in any material danger of sale, forfeiture or loss of the Property or the Pledged Collateral, or any part thereof or interest therein, will not interfere with the payment of Rent, and will not result in risk of criminal liability, (D) if such contest shall involve the payment of the Imposition prior to the contest, the Lessee shall provide to the Indemnified Person an interest-free advance in an amount equal to the Imposition that the Indemnified Person is required to pay (with no additional net after-tax cost to such Indemnified Person), (E) the Lessee shall have provided to such Indemnified Person an opinion of independent tax counsel selected by the Lessee and reasonably satisfactory to the Indemnified Person stating that a reasonable basis exists to contest such claim (or, in the case of an appeal of an adverse determination, an opinion of such counsel to the effect that the position asserted in such appeal will more likely than not prevail), and (F) no Event of Default shall have occurred and be continuing. In no event shall an Indemnified Person be required to appeal an adverse judicial determination to the United States Supreme Court. In addition, an Indemnified Person shall not be required to contest any claim in its name (or that of an Affiliate) if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely by a court of competent jurisdiction pursuant to the contest provisions of this Section 12.2, unless there shall have been a change in law (or interpretation thereof) and the Indemnified Person shall have received, at the Lessee's expense, an opinion of independent tax counsel selected by the Indemnified Person and reasonably acceptable to the Lessee stating that as a result of such change in law (or interpretation thereof), it is more likely than not that the Indemnified Person will prevail in such contest.

      Documentation of Withholding Status. Each Financing Party (or any successor thereto or transferee thereof) that is organized under the laws of a jurisdiction outside of the United States of America shall:

          on or before the date it becomes a party to any Operative Agreement, deliver to the Lessee any certificates, documents or other evidence that shall be required by the Code or Treasury Regulations issued pursuant thereto to establish its exemption from United States Federal withholding requirements, including (A) two (2) valid, duly completed, original copies of Internal Revenue Service Form W-8BEN or successor applicable form, properly and duly executed, certifying in each case that such party is entitled to receive payments pursuant to the Operative Agreements without deduction or withholding of United States Federal income taxes, and (B) a valid, duly completed, original copy of Internal Revenue Service Form W-8 or Form W-9 or applicable successor form, properly and duly executed, certifying that such party is entitled to an exemption from United States of America backup withholding tax; and

          or before the date that any such form described above expires or becomes obsolete, or after the occurrence of any event requiring a change in the most recent such form previously delivered to the Lessee, deliver to the Lessee two (2) further valid, duly completed, original copies of any such form or certification, properly and duly executed.

      Limitation on Tax Indemnification. The Lessee shall not be required to indemnify any Indemnified Person, or to pay any increased amounts to any Indemnified Person or tax authority with respect to any Impositions pursuant to this Section 12.2 to the extent that (i) any obligation to withhold, deduct, or pay amounts with respect to Tax existed on the date such Indemnified Person became a party to any Operative Agreement (and, in such case, the Lessee may deduct and withhold such Tax from payments pursuant to the Operative Agreements), or (ii) such Indemnified Person fails to comply with the provisions of Section 12.2(g) (and, in such case, the Lessee may deduct and withhold all Taxes required by law as a result of such noncompliance from payments made by the Lessee pursuant to the Operative Agreements). With respect to any transferee of any Financing Party (including a transfer resulting from any change in the designation of the lending office of a Financing Party), the transferee shall not be entitled to any greater payment or indemnification under this Section 12.2 than the transferor would have been entitled to.

    LIBOR Lending Unlawful. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Financing Party to make, continue or maintain LIBOR Loans or LIBOR Holder Advances as contemplated by the Operative Agreements, (a) such Financing Party shall promptly give written notice of such circumstances to the Lessee, the Lessor and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) such Financing Party shall undertake reasonable efforts to propose a money rate comparable to LIBOR (the "LIBOR Alternative"), (c) the commitment of such Lender or Holder, as the case may be, hereunder to make, continue or maintain LIBOR Loans or LIBOR Holder Advances shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Financing Party to make, continue or maintain LIBOR Loans or LIBOR Holder Advances, such Financing Party shall then have a commitment only to make or maintain Loans or the Holder Advances based on ABR or the LIBOR Alternative, if any, when a LIBOR Loan or LIBOR Holder Advance is requested and (d) such Financing Party's Loans and Holder Advances then outstanding as LIBOR Loans or LIBOR Holder Advances, if any, shall be converted automatically to Loans or Holder Advances based on ABR or the LIBOR Alternative, if any, on the respective last days of the then current Interest Periods with respect to such Loans and Holder Advances or within such earlier period as required by law. If any such conversion of LIBOR Loans or LIBOR Holder Advances occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Lessee shall pay to such Financing Party such amounts, if any, as may be required pursuant to Section 12.6. In any such case, interest and principal (if any) shall be payable contemporaneously with the related LIBOR Loans or LIBOR Holder Advances of the other Financing Parties.

    Deposits Unavailable. If any of the Financing Parties shall have determined that:

      Dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Financing Party in its relevant market; or

      by reason of circumstances affecting the Financing Party's relevant market, adequate means do not exist for ascertaining the interest rate or Yield, as the case may be, applicable to such Financing Party's LIBOR Loans or LIBOR Holder Advances;

    then, upon notice from such Financing Party to the Lessee and the other Financing Parties, (x) the obligations of the Financing Parties to make or continue any Loans or the Holder Advances as, or to convert any Loans or the Holder Advance into, LIBOR Loans or LIBOR Holder Advances shall be suspended, and (y) each outstanding LIBOR Loan or LIBOR Holder Advance shall automatically convert into a Loan or Holder Advance based on ABR or the LIBOR Alternative, if any, on the last day of the current Interest Period applicable thereto.

    Increased Costs, etc.

      If the adoption of or any change in a Requirement of Law or in the interpretation or application thereof applicable to any Financing Party, or compliance by any Financing Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Financing Party becomes a Financing Party):

          shall subject such Financing Party to any tax of any kind whatsoever with respect to any LIBOR Loans or LIBOR Holder Advances made, continued or maintained by it or its obligation to make, continue or maintain LIBOR Loans or LIBOR Holder Advances, or change the basis of taxation of payments to such Financing Party in respect thereof; or

          shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, Loans and the Holder Advances, advances or other extensions of credit by, or any other acquisition of funds by, any office of such Financing Party which is not otherwise included in the determination of the Adjusted LIBOR hereunder; or

          shall impose on such Financing Party any other condition (excluding any Tax of any kind) whatsoever in connection with the Operative Agreements;

and the result of any of the foregoing is to increase the cost to such Financing Party, by an amount which such Financing Party reasonably deems to be material, of making, continuing or maintaining LIBOR Advances or LIBOR Holder Advances or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Lessee from such Financing Party, through the Lessor or the Agent, in accordance herewith, the Lessee shall pay such Financing Party any additional amounts necessary to compensate such Financing Party for such increased cost or reduced amount receivable; provided, that, in any such case, the Lessee may elect to convert the LIBOR Loans or LIBOR Holder Advances made by such Financing Party hereunder to Loans or Holder Advances based on ABR or the LIBOR Alternative, if any, by giving the Lessor and the Agent at least one (1) Business Day's notice of such election, in which case the Lessee shall promptly pay to such Financing Party, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 12.6. All payments required by this Section 12.5 shall be made by the Lessee within ten (10) Business Days after demand by the affected Financing Party. The Lessee shall not be obligated to reimburse any Financing Party for any increased cost or reduced return incurred more than one hundred eighty (180) days after the date that such Financing Party receives actual notice of such increased cost or reduced return unless such Financing Party gives notice thereof to the Lessee in accordance with this Section 12.5 during such one hundred eighty (180) day period. If any Financing Party becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Lessee, through the Lessor and Agent, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event, and (z) as to the additional amount demanded by such Financing Party and a reasonably detailed explanation of the calculation thereof (including the method by which such Financing Party allocated such amounts to the Lessee). Such a certificate as to any additional amounts payable pursuant to this clause submitted by such Financing Party, through the Agent and the Lessor, to the Lessee shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and the Holder Advance and all other amounts payable hereunder.

      Each Financing Party shall use its reasonable efforts to reduce or eliminate any claim for compensation pursuant to this Section 12.5, including, without limitation, a change in the office of such Financing Party at which its obligations related to this Agreement are maintained if such change will avoid the need for or reduce the amount of, such compensation and will not, in the reasonable judgment of such Financing Party, be otherwise disadvantageous to it. If any such claim for compensation shall not be eliminated or waived, the Lessee shall have the right to replace the affected Financing Party with a new financial institution that shall succeed to the rights of such Financing Party under this Participation Agreement; provided, that such Financing Party shall not be replaced hereunder until it has been paid in full such claim and all other amounts owed to it hereunder.

    Indemnifications Provided by the Lessor in Favor of the Other Indemnified Persons. To the extent the Indemnity Provider is not obligated to indemnify each Indemnified Person with respect to the various matters described in this Section 12, the Lessor shall provide such indemnities (but only to the extent amounts sufficient to pay such indemnity are funded by the Lenders and the Holders) in favor of each Indemnified Person in accordance with this Section 12.6 and shall pay all such amounts owed with respect to this Section 12.6 with amounts advanced by the Lenders and the Holders (a) to the extent, but only to the extent, amounts are available therefor with respect to the Available Commitments and the Available Holder Commitments and (b) unless each Lender and each Holder has declined in writing to fund such amount. Notwithstanding any other provision in any other Operative Agreement to the contrary, all amounts so advanced shall be deemed added to the Property Cost.

Whether or not any of the transactions contemplated hereby shall be consummated, the Trust hereby assumes liability for and agrees to defend, indemnify and hold harmless each Indemnified Person on an After Tax Basis from and against any Claims, which may be imposed on, incurred by or asserted against an Indemnified Person by any third party, including without limitation Claims arising from the negligence of an Indemnified Person (but not to the extent such Claims arise from the gross negligence or willful misconduct of such Indemnified Person itself, as determined by a court of competent jurisdiction, as opposed to gross negligence or willful misconduct imputed to such Indemnified Person or breach of such Indemnified Person's obligations under this Agreement, the Lease or any other Operative Agreement) in any way relating to or arising or alleged to arise out of the execution, delivery, performance or enforcement of this Agreement, the Lease or any other Operative Agreement or on or with respect to any Property or any component thereof, including without limitation Claims in any way relating to or arising or alleged to arise out of the matters set forth in Sections 12.1(a) through 12.1(i).

The Trust shall pay and assume liability for, and does hereby agree to indemnify, protect and defend each Property and all Indemnified Persons, and hold them harmless against, all Impositions on an After Tax Basis, and all payments pursuant to the Operative Agreements shall be made free and clear of and without deduction for any and all present and future Impositions. Notwithstanding anything to the contrary in this paragraph, the Excluded Taxes shall be excluded from the indemnity provisions afforded by this paragraph.

  DISTRIBUTION

    Basic Rent. Each payment of Basic Rent (and any payment of interest on overdue installments of Basic Rent) received by the Lessor shall be distributed by the Agent first to the Lenders pro rata for application to the interest then due and payable on the Loans until such amounts are paid in full, and then to the Lessor in an amount equal to the Holder Yield then due and payable under the Operative Agreements.

    Purchase Payments by the Lessee. Any payment received by the Lessor as a result of:

      the purchase of the Property in connection with the exercise of the Purchase Option or Maturity Date Purchase Option under Section 20.1 or 20.2 of the Lease; or

      compliance with the obligation to purchase the Property in accordance with Section 17.2 of the Lease; or

      the payment of the Termination Value in accordance with Section 16.1 of the Lease;

    shall be distributed by the Lessor to the Lessor and the Lenders in the following order of priority:

    First, to the Lenders, pro rata, to pay the Lease Balance Debt; and

    Second, to the Lessor to pay the Lease Balance Equity.

    Payment of Lease Balance Debt. In accordance with Section 21.1 of the Lease upon the exercise of the remarketing option, the payment of the Maximum Residual Guarantee Amount received by the Lessor shall be distributed to the Agent on behalf of the Lenders for application to pay in full the Lease Balance Debt of each Lender, pro rata among the Lenders without priority of one over the other in the proportion that the Lease Balance Debt of each such Lender bears to the aggregate Lease Balance Debt of all Lenders.

    Sales Proceeds of Remarketing of Property. Any payments received by the Lessor as proceeds from the sale of the Property sold pursuant to the exercise of the remarketing option pursuant to Article 21 of the Lease, together with any payment made as a result of an appraisal pursuant to Section 21.3 of the Lease, shall be distributed by the Lessor in the funds so received in the following order of priority:

    First, to cover the costs and expenses of such sale;

    Second, to the extent not previously paid as required by Section 13.3 hereof, an amount equal to the amount of the Lease Balance Debt remaining unpaid shall be distributed to the Lenders, pro rata, as set forth in Section 13.3;

    Third, an amount equal to the aggregate Lease Balance Equity shall be distributed to the Holders, pro rata; and

    Fourth, the balance, if any, shall be promptly paid to the Lessee.

    Supplemental Rent. All payments of Supplemental Rent received by the Lessor (excluding any amounts payable pursuant to the preceding provisions of this Section 13) shall be distributed promptly by the Lessor upon receipt thereof to the Persons entitled thereto pursuant to the Operative Agreements.

    Distribution of Payments after Event of Default.

      During the continuance of an Event of Default and subject to clause (b) below, all proceeds received by the Lessor from the sale of the Property shall be distributed by the Lessor in the following order of priority:

      First, so much of such payment or amount as shall be required to pay or reimburse the Lessor and the Agent for any tax, fees, expense, indemnification or other loss incurred by the Lessor or the Agent (to the extent incurred in connection with any duties as the Lessor or as the Agent), shall be distributed to the Lessor for its own account and that of the Agent in accordance with the amount of such payment or amount payable to such Person;

      Second, so much of such payments or amounts as shall be required to pay the Financing Parties and the Lessor the amounts payable to them pursuant to any expense reimbursement or indemnification provisions of the Operative Agreements shall be distributed to each such Financing Party and the Lessor without priority of one over the other in accordance with the amount of such payment or payments payable to each such Person;

      Third, to the Lenders for application to pay in full the Lease Balance Debt, pro rata among the Lenders without priority of one over the other in the proportion that the Lease Balance Debt of each such Lender bears to the aggregate Lease Balance Debt of all Lenders and, in the case where the amounts so distributed shall be insufficient to pay in full as aforesaid, then pro rata among the Lenders without priority of one over the other in the proportion that the Lease Balance Debt of each such Lender bears to the aggregate Lease Balance Debt of all Lenders;

      Fourth, to the Lessor in an amount equal to the aggregate Lease Balance Equity for application to pay in full the Lease Balance Equity; and

      Fifth, the balance, if any, of such payment or amounts remaining thereafter shall be promptly distributed to, or as directed by, the Lessee.

      All payments received and amounts realized by the Lessor in connection with any Casualty or Condemnation during the continuance of an Event of Default shall be distributed by the Lessor as follows:

          in the event that the Lessor elects to pay all or a portion of such amounts to the Lessee for the repair of damage caused by such Casualty or Condemnation, then such amounts shall be distributed to the Lessee; and

          in the event that the Lessor elects to apply all or a portion of such amounts to the purchase price of the Property, then such amounts shall be distributed in accordance with clause (a) above.

    Other Payments.

      Except as otherwise provided in Sections 13.1, 13.2, 13.6 and clause (b) below, any payment received by the Lessor for which no provision as to the application thereof is made in the Operative Agreements or elsewhere in this Section 13 (including any balance remaining after the application in full of amounts to satisfy any expressed provision) shall be distributed pro rata among the Lenders and the Lessor for the Holders without priority of one over the other, in the proportion that the Lease Balances of each, as applicable, bears to the aggregate of all the Lease Balances, as applicable.

      Except as otherwise provided in Sections 13.1, 13.2 and 13.6, all payments received and amounts realized by the Lessor under the Lease or otherwise with respect to the Property to the extent received or realized at any time after the indefeasible payment in full of the Lease Balances of all of the Lenders and the Holders and any other amounts due and owing to the Lenders or the Holders, shall be distributed forthwith by the Lessor, in the order of priority set forth in Section 13.6(a).

      Except as otherwise provided in Sections 13.1 and 13.2, any payment received by the Lessor for which provisions as to the application thereof is made in an Operative Agreement but not elsewhere in this Section 13 shall be distributed forthwith by the Lessor to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Agreement.

    Casualty and Condemnation Amounts. Subject to Section 13.6(b), any amounts payable to and received by the Lessor as a result of a Casualty or Condemnation pursuant to Section 15.1 of the Lease shall be distributed as follows:

      all amounts payable to and received by the Lessee for the repair of damage caused by such Casualty or Condemnation in accordance with Section 15.1(a) of the Lease shall be distributed to the Lessee; and

      all amounts that are to be applied to the purchase price of the Property in accordance with Article 16 of the Lease shall be distributed by the Lessor upon receipt thereof to the Lenders and the Lessor in the following order of priority:

    First, to the Lenders, pro rata, to pay the Lease Balance Debt; and

    Second, to the Lessor to pay the Lease Balance Equity.

    Order of Application. To the extent any payment made to any Lender or the Lessor for any Holder pursuant to Sections 13.2, 13.3, 13.4, 13.6 or 13.7 is insufficient to pay in full the Lease Balance of such Lender or Holder, then each such payment shall first be applied to accrued interest and then to principal on the Loans or the Holder Advances, as applicable.

  MISCELLANEOUS.

    Survival of Agreements. The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Agreements, and the parties' obligations under any and all thereof, shall survive the execution and delivery of this Agreement, the transfer of any Property to the Trust, the acquisition of the Property, any disposition of any interest of the Trust in the Property or any interest of the Holders in the Trust Estate, the payment of the Notes and any disposition thereof and shall be and continue in effect notwithstanding any investigation made by any party and the fact that any party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Agreements. Except as otherwise expressly set forth herein or in other Operative Agreements, the indemnities of the parties provided for in the Operative Agreements shall survive the expiration or termination of any thereof.

    Notices. All notices required or permitted to be given under any Operative Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by telex, facsimile, or other telecommunication device capable of transmitting or creating a written record; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Couriered notices shall be deemed delivered when delivered as addressed, or if the addressee refuses delivery, when presented for delivery notwithstanding such refusal. Telex or telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the following addresses:

    If to the Lessee or the Guarantor, to such entity at the following address:

    Lam Research Corporation

    4650 Cushing Parkway

    Fremont, CA 94538

    Attention: Craig Garber, Treasurer

    Telephone: (510) 572-1875

    Facsimile: (510) 572-1586

    If to the Trust, to it at the following address:

    c/o Wilmington Trust Company

    Rodney Square North

    1100 North Market Street

    Wilmington, DE 19890-0001

    Attention: Corporate Trust Officer

    Telephone: (302) 651-8856

    Facsimile: (302) 651-8882

    If to Wilmington Trust Company, to it at the following address:

    Rodney Square North

    1100 North Market Street

    Wilmington, DE 19890-0001

    Attention: Corporate Trust Administration

    Telephone: (302) 651-8856

    Facsimile: (302) 651-8882

    If to Wilmington Trust FSB, to it at the following address:

    100 Wilshire Boulevard, Suite 1230

    Santa Monica, CA 90401

    Attention: Daniel Reser, Vice President

    Telephone: (310) 899-7022

    Facsimile: (310) 899-7005

    If to the Holder, to it at the following address:

    Scotiabanc Inc.

    600 Peachtree Street, Suite 2700

    Atlanta, GA 30308

    Attention: William Brown, Managing Director

    Telephone: (404) 877-1501

    Facsimile: (404) 888-8998

    If to the Agent, to it at the following address:

    The Bank of Nova Scotia

    580 California Street, Suite 2100

    San Francisco, CA 94104

    Attention: Chris Osborn

    Telephone: (415) 986-1100

    Facsimile: (415) 397-0791

    If to any Lender, to it at the address set forth for such Lender in Schedule 2.1 of the Credit Agreement.

    From time to time any party may designate additional parties and/or another address for notice purposes by notice to each of the other parties hereto. Each notice hereunder shall be effective upon receipt or refusal thereof.

    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

    Terminations, Amendments, Waivers, Etc.; Unanimous Vote Matters. Each Operative Agreement may be terminated, amended, supplemented, waived or modified only by an instrument in writing signed by, subject to Article X of the Trust Agreement regarding termination of the Trust Agreement, the Majority Secured Parties and the Lessee (to the extent Lessee is a party to such Operative Agreement, and to the extent Lessee is not a party to such Operative Agreement but is expressly accorded rights in a particular provision therein, such provision may be terminated, amended, supplemented, waived or modified only by an instrument in writing signed by the Majority Secured Parties and Lessee). In addition, the Unanimous Vote Matters shall require the consent of each Lender and each Holder affected by such matter.

    Notwithstanding the foregoing, no such termination, amendment, supplement, waiver or modification shall, without the consent of the Agent and, to the extent affected thereby, each Lender and each Holder (collectively, the "Unanimous Vote Matters") (i) reduce the amount of any Note or any Certificate, extend the scheduled date of maturity of any Note, extend the scheduled Expiration Date, extend any payment date of any Note or Certificate, reduce the stated rate of interest payable on any Note, reduce the stated Holder Yield payable on any Certificate (other than as a result of waiving the applicability of any post- default increase in interest rates or Holder Yields), modify the priority of or release any Lien in favor of the Agent under any Security Document, subordinate any obligation owed to any Lender or Holder, elect to decline the funding of any Transaction Expense with respect to Sections 8.1(a) or 8.1(b), elect to decline the funding of any indemnity payment by the Trust with respect to Section 12.8 or increase the amount or extend the expiration date of any Lender's Commitment or the Holder Commitment of any Holder; or (ii) terminate, amend, supplement, waive or modify any provision of this Section 14.4 or reduce the percentages specified in the definitions of Majority Lenders, Majority Holders or Majority Secured Parties, or consent to the assignment or transfer by the Trust of any of its rights and obligations under any Credit Document or release a material portion of the Collateral (except in accordance with Section 9.5) or release Lessee from its obligations under any Operative Agreement or otherwise alter any payment obligations of Lessee to the Lessor or any Financing Party under the Operative Agreements; or (iii) terminate, amend, supplement, waive or modify any provision of Section 9.1 of the Credit Agreement (which shall also require the consent of the Agent). Any such termination, amendment, supplement, waiver or modification shall apply equally to each of the Lenders and the Holders and shall be binding upon all the parties to this Agreement. In the case of any waiver, each party to this Agreement shall be restored to its former position and rights under the Operative Agreements, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

    If at a time when the conditions precedent set forth in the Operative Agreements to any Loan are, in the opinion of the Agent, satisfied, any Lender shall fail to fulfill its obligations to make such Loan (any such Lender, a "Defaulting Lender") then, for so long as such failure shall continue, the Defaulting Lender shall (unless the Lessee and the Majority Lenders, determined as if the Defaulting Lender were not a "Lender," shall otherwise consent in writing) be deemed for all purposes relating to terminations, amendments, supplements, waivers or modifications under the Operative Agreements to have no Loans, shall not be treated as a "Lender" when performing the computation of Majority Lenders or Majority Secured Parties, and shall have no rights under this Section 14.4; provided that any action taken pursuant to the second paragraph of this Section 14.4 shall not be effective as against the Defaulting Lender.

    If at a time when the conditions precedent set forth in the Operative Agreements to any Holder Advance are, in the opinion of the Majority Holders, satisfied, any Holder shall fail to fulfill its obligations to make such Holder Advance (any such Holder, a "Defaulting Holder") then, for so long as such failure shall continue, the Defaulting Holder shall (unless the Lessee and the Majority Holders, determined as if the Defaulting Holder were not a "Holder," shall otherwise consent in writing) be deemed for all purposes relating to terminations, amendments, supplements, waivers or modifications under the Operative Agreements to have no Holder Advances, shall not be treated as a "Holder" when performing the computation of Majority Holders or Majority Secured Parties, and shall have no rights under this Section 14.4; provided that any action taken pursuant to the second paragraph of this Section 14.4 shall not be effective as against the Defaulting Holder.

    Headings, etc. The Table of Contents and headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

    Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement are intended for the benefit of any Person except the parties hereto.

    GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; VENUE.

      THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Operative Agreement may be brought in the courts of the State of New York in the City of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the parties to this Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 14.2, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or to otherwise proceed against any party in any other jurisdiction.

      EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY, TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAW, WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY OTHER OPERATIVE AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

      Each of the parties to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Operative Agreement brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

      The Agent on behalf of the Lenders and the Holders shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under any Operative Agreement or under applicable Law or by judicial foreclosure and sale, including without limitation a proceeding to confirm the sale; (ii) all rights of self-help including without limitation peaceful occupation of real property and collection of rents, set-off and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including without limitation injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

    The parties to this Agreement and/or any other Operative Agreement agree that they shall not have a remedy of special, punitive or exemplary damages against any other party in any Dispute and hereby waive any right or claim to special, punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute.

    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    Liability Limited.

      The Lenders, the Agent, the Lessee, the Trust Companies, the Trust and the Holders each acknowledge and agree that the Trust Companies shall not be liable or accountable under any circumstances whatsoever for or on account of any statements, representations, warranties, covenants or obligations stated to be those of the Trust, Borrower or Lessor except for their own gross negligence or willful misconduct and as otherwise expressly provided herein or in the other Operative Agreements.

      Anything to the contrary contained in this Agreement, the Credit Agreement, the Notes or in any other Operative Agreement notwithstanding, no Exculpated Person shall be personally liable in any respect for any liability or obligation arising hereunder or in any other Operative Agreement including without limitation the payment of the principal of, or interest on, the Notes, or for monetary damages for the breach of performance of any of the covenants contained in the Credit Agreement, the Notes, this Agreement, the Security Documents or any of the other Operative Agreements. The Lenders, the Holders and the Agent agree that, in the event any remedies under any Operative Agreement are pursued, neither the Lenders, the Holders nor the Agent shall have any recourse against any Exculpated Person, for any deficiency, loss or Claim for monetary damages or otherwise resulting therefrom and recourse shall be had solely and exclusively against the Trust Estate (excluding Excepted Payments) and the Lessee and the Guarantor (with respect to the Lessee's obligations under the Operative Agreements and the Guarantor's obligations under Section 9.6 hereof); but nothing contained herein shall be taken to prevent recourse against or the enforcement of remedies against the Trust Estate (excluding Excepted Payments) in respect of any and all liabilities, obligations and undertakings contained herein and/or in any other Operative Agreement. Notwithstanding the provisions of this Section, nothing in any Operative Agreement shall: (i) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Notes and/or the Certificates arising under any Operative Agreement or secured by any Operative Agreement, but the same shall continue until paid or discharged; (ii) relieve any Exculpated Person from liability and responsibility for (but only to the extent of the damages arising by reason of): active waste knowingly committed by any Exculpated Person with respect to any Property, any fraud, gross negligence or willful misconduct on the part of any Exculpated Person; (iii) relieve any Exculpated Person from liability and responsibility for (but only to the extent of the moneys misappropriated, misapplied or not turned over) (A) except for Excepted Payments, misappropriation or misapplication by the Lessor (i.e., application in a manner contrary to any of the Operative Agreements) of any insurance proceeds or condemnation award paid or delivered to the Lessor by any Person other than the Agent, or (B) except for Excepted Payments, any rent or other income received by the Lessor from Lessee that is not turned over to the Agent; or (iv) affect or in any way limit the Agent's rights and remedies under any Operative Agreement with respect to the Rents and rights and powers of the Agent under the Operative Agreements or to obtain a judgment against the Lessee's interest in the Properties or the Agent's rights and powers to obtain a judgment against the Lessor or the Lessee or Guarantor (provided, that no deficiency judgment or other money judgment shall be enforced against any Exculpated Person except to the extent of the Lessor's interest in the Trust Estate (excluding Excepted Payments) or to the extent the Lessor may be liable as otherwise contemplated in clauses (ii) and (iii) of this Section 14.9(b)).

    Rights of the Lessee. If at any time all obligations (i) of the Borrower under the Credit Agreement, the Security Documents and the other Operative Agreements and (ii) of the Lessee under the Operative Agreements have in each case been satisfied or discharged in full, then the Lessee shall be entitled to (a) terminate the Lease and the Guaranty and (b) receive all amounts then held under the Operative Agreements and all proceeds with respect to the Property. Upon the termination of the Lease and Guaranty pursuant to the foregoing clause (a), the Trust shall transfer to the Lessee all of its right, title and interest free and clear of the Lien of the Lease, the Lien of the Security Documents and all Lessor Liens in and to the Property then subject to the Lease and any amounts or proceeds referred to in the foregoing clause (b) shall be paid over to the Lessee.

    Further Assurances. The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of the Lessee, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in order to carry out and effectuate the intent and purposes of this Participation Agreement, the other Operative Agreements and the transactions contemplated hereby and thereby (including without limitation the preparation, execution and filing of any and all Uniform Commercial Code financing statements, filings of the Deed of Trust and other filings or registrations which the parties hereto may from time to time request to be filed or effected). The Lessee, at its own expense and without need of any prior request from any other party, shall take such action as may be necessary (including without limitation any action specified in the preceding sentence), or (if the Trust shall so request) as so requested, in order to maintain and protect all security interests provided for hereunder or under any other Operative Agreement. In addition, in connection with the sale or other disposition of any Property or any portion thereof, the Lessee agrees to execute such instruments of conveyance as may be reasonably required in connection therewith.

    Financial Reporting/Tax Characterization. Lessee agrees to obtain advice from its own accountants and tax counsel regarding the financial reporting treatment and the tax characterization of the transactions described in the Operative Agreements. Lessee further agrees that Lessee shall not rely upon any statement of any Financing Party or any of their respective Affiliates and/or Subsidiaries regarding any such financial reporting treatment and/or tax characterization.

    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

  RENEWALS.

    Extensions of Maturity Date and Expiration Date. So long as the Lessee has not elected the remarketing option, and no Default or Event of Default shall then exist, the Lessee may, not earlier than one (1) year after the Closing Date and not later than one hundred eighty (180) days prior to the Maturity Date, direct a written request to the Lessor and the Agent that the Expiration Date then in effect under the Lease be extended on terms mutually agreeable to Lessor, Agent, Lenders and Lessee. Any renewal term shall be effective only upon the consent of all Financing Parties and each Financing Party may grant or deny its consent to a renewal of the Lease in its sole discretion.

[The signature pages follow.]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

Lessee and Guarantor: Lam Research Corporation, a Delaware corporation, as the Lessee and as the Guarantor

By: /s/ Craig Garber

Name: Craig Garber

Title: Vice-President, Corporate Finance and

Treasurer

Trust, Borrower and Lessor: Cushing 2000 Trust, a Delaware business trust

By: Wilmington Trust FSB, a federal savings bank, not in its individual capacity but solely as trustee

By: /s/ Daniel M. Reser

Name: Daniel M. Reser

Title: Vice President

The Agent and the

Lenders: The Bank of Nova Scotia, as a Lender and as the Agent

By: /s/ Chris Osborn

Name: Chris Osborn

Title: Director

Fleet National Bank, as a Lender

By: /s/ Wm Rurodl

Name: Wm Rurodl

Title: MD

The

Holders: Scotiabanc Inc., a Delaware corporation

By: /s/ W.J. Brown

Name: W.J. Brown

Title: Managing Director

With respect to Section 7.1 of the

Participation Agreement only:

The Trust Companies: Wilmington Trust Company, a banking corporation organized under the laws of the State of Delaware

By: /s/ Joseph B. Feil

Name: Joseph B. Feil

Title: Senior Financial Services Officer

Wilmington Trust FSB, a federal savings bank

By: /s/ Daniel M. Reser

Name: Daniel M. Reser

Title: Vice President

Schedule 2.1

HOLDER COMMITMENTS AND ADDRESSES

Name and Address of Holder Amount of Holder Commitment

Scotiabanc Inc. $1,200,000 - 100%

600 Peachtree Street, Suite 2700

Atlanta, GA 30308

Schedule 6.4

AGENT'S PAYMENT ADDRESS

The Bank of Nova Scotia

One Liberty Plaza

New York, NY 10006

Telephone: (404) 877-1500

Facsimile: (404) 888-8998

Attn: Eudia Smith

Schedule 7.3

DISCLOSURE SCHEDULE

1. 4650 Cushing: Lessee recently completed various internal alterations to the building at 4650 Cushing Parkway. The City of Fremont approved the alterations on the condition that the Lessee subsequently complete one or more firewall or other fire suppression measures in order to remain in compliance with the City of Fremont Building Code. The alternatives Lessee is currently evaluating in order to meet City requirements are (1) installation of a deluge system over windows in a firewall that currently exists in the building, (2) installation of drop shutters over such windows and an upgrade of certain existing sprinkler lines, or (3) construction of another "functionally equivalent alternative method" of achieving the same level of fire protection as would be provided by the traditional firewalls under the Building Code.

2. Varian: In October 1993, Varian Associates, Inc. brought suit against Lessee in the United States District Court, Northern District of California, seeking monetary damages and injunctive relief based on Lessee's alleged infringement of certain patents held by Varian. Lessee has asserted defenses of invalidity and unenforceability of the patents that are the subject of the lawsuit, as well as non-infringement of such patents by Lessee's products. A trial date was tentatively scheduled in the action for March 2000; however, it is likely that that date will be re-scheduled pending the outcome of certain motions under consideration by the Court. While litigation is subject to inherent uncertainties and no assurance can be given that Lessee will prevail in such litigation, or will obtain a license under such patents on commercially reasonable terms or at all if such patents are held valid and infringed by Lessee's products, Lessee believes that the Varian lawsuit will not have a material adverse effect on Lessee's consolidated financial statements.

3. Tegal Corporation: On September 1, 1999, Tegal Corporation brought suit against Lessee in the United States District Court for the Eastern District of Virginia, seeking monetary damages and injunctive relief based on Lessee's alleged infringement of certain patents held by Tegal. Tegal specifically identified Lessee's 4520XL and Exelan products as infringing the asserted patents. By recent court ruling, this action is being transferred to the United States District Court for the Northern District of California. Lessee has reviewed the asserted patents and believes they do not apply to Lessee equipment. While litigation is subject to inherent uncertainties and no assurance can be given that Lessee will prevail in such litigation, or will obtain a license under such patents on commercially reasonable terms or at all if such patents are held valid and infringed by Lessee's products, Lessee believes that the Tegal lawsuit will not have a material adverse effect on Lessee's consolidated financial statements.

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Distribution List

The Bank of Nova Scotia, as the Agent and a Lender

Fleet National Bank, as a Lender

Scotiabanc, Inc., as a Holder

The various banks and other lending institutions which are parties to the Participation Agreement from time to time, as additional Holders

The various banks and other lending institutions which are parties to the Participation Agreement from time to time, as additional Lenders

Lam Research Corporation, as the Lessee and the Guarantor

The Cushing 2000 Trust

Wilmington Trust Company

Wilmington Trust FSB

PARTICIPATION AGREEMENT

Dated as of December 6, 2000

among

LAM RESEARCH CORPORATION,

as the Lessee,

CUSHING 2000 TRUST,

as the Lessor,

WILMINGTON TRUST COMPANY,

WILMINGTON TRUST FSB,

THE VARIOUS BANKS AND OTHER LENDING INSTITUTIONS WHICH ARE PARTIES HERETO FROM TIME TO TIME, as the Holders,

THE VARIOUS BANKS AND OTHER LENDING INSTITUTIONS WHICH ARE PARTIES HERETO FROM TIME TO TIME, as the Lenders,

and

THE BANK OF NOVA SCOTIA,

as the Administrative Agent for the Lenders and the Holders

SCHEDULES

2.1 - Holder Commitments and Addresses

6.4 - Agent's Payment Address

7.3 - Disclosure Schedule

EXHIBITS

A - Form of Requisition

B - Form of Officer's Certificate - Section 6.1(h)

C - Form of Secretary's Certificate - Section 6.1(f), (g) and (j)

D- Form of Officer's Certificate - Section 6.1(s)

E - Form of Officer's Compliance Certificate - Section 9.3(b)(i)

Annex A - Rules of Usage and Definitions